UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BLOOMIN’ BRANDS, INC.

(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bloomin’ Brands, Inc.

2202 North West Shore Boulevard, Suite 500

Tampa, Florida 33607

March 11, 2016

Dear Bloomin’ Brands Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Bloomin’ Brands, Inc. on Friday, April 22, 2016, at 8:00 a.m. (EDT), at the Renaissance Tampa International Plaza Hotel, 4200 Jim Walter Boulevard, Tampa, Florida 33607. The purpose of the meeting is detailed in the Notice of Annual Meeting of Stockholders and the Proxy Statement.

To provide you with the information you need to make an informed vote, while also lowering the cost of delivery and reducing the environmental impact of printing and delivering proxy materials, most of our stockholders will once again receive our proxy materials over the Internet. Your vote is important regardless of the number of shares you own, and we encourage you to vote on the Internet whether or not you plan to attend the meeting. Alternatively, you may vote by telephone or, if you received the proxy materials in the mail, by completing, signing, dating, and returning the paper proxy card in the enclosed prepaid and addressed envelope.

If you plan to attend the meeting, please bring photo identification as well as your notice, admission ticket from your proxy card, or a current statement of ownership from a bank, broker or other third party confirming ownership.

Thank you for considering the matters presented in the proxy statement and please vote as soon as you are able.

We look forward to seeing you at the annual meeting.

Chairman of the Board of Directors

and Chief Executive Officer

Bloomin’ Brands, Inc.

2202 North West Shore Boulevard, Suite 500

Tampa, Florida 33607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 22, 2016

The Annual Meeting of Stockholders of Bloomin’ Brands, Inc. will be held at the Renaissance Tampa International Plaza Hotel located at 4200 Jim Walter Boulevard, Tampa, Florida 33607 on Friday, April 22, 2016, at 8:00 a.m. (EDT) for the following purposes:

1.	To elect two members to the Bloomin’ Brands, Inc. Board of Directors

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Bloomin’ Brands, Inc. independent registered certified public accounting firm for the fiscal year ending December 25, 2016

3.	To obtain non-binding advisory approval of the compensation of the Bloomin’ Brands, Inc. named executive officers, and

4.	To approve the Bloomin’ Brands, Inc. 2016 Omnibus Incentive Compensation Plan.

The foregoing items of business are more fully described in the accompanying proxy statement. The record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is February 26, 2016.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you are a registered holder and decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Kelly Lefferts, Secretary

Tampa, Florida

March 11, 2016

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 22, 2016:

This notice of annual meeting of stockholders, the accompanying proxy statement, and our 2015 annual report to stockholders are available at www.edocumentview.com/BLMN.

Bloomin’ Brands, Inc.—2016 Proxy Statement    i

ii    Bloomin’ Brands, Inc. — 2016 Proxy Statement

Bloomin’ Brands, Inc.

2202 North West Shore Boulevard, Suite 500

Tampa, Florida 33607

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Bloomin’ Brands, Inc., a Delaware corporation (“Bloomin’ Brands,” “the Company,” “we,” “us,” or “our”), for the Annual Meeting of Stockholders to be held at 8:00 a.m. (EDT) on Friday, April 22, 2016, at the Renaissance Tampa International Plaza Hotel located at 4200 Jim Walter Boulevard, Tampa, Florida 33607, and at any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about March 11, 2016, to stockholders entitled to vote at the annual meeting.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the annual meeting are:

1.	To elect two members to the Bloomin’ Brands Board of Directors

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Bloomin’ Brands independent registered certified public accounting firm for the fiscal year ending December 25, 2016

3.	To obtain non-binding advisory approval of the compensation of the Bloomin’ Brands named executive officers, and

4.	To approve the Bloomin’ Brands, Inc. 2016 Omnibus Incentive Compensation Plan.

Each proposal is described in more detail in this proxy statement.

VOTING

Voting Rights

Only stockholders of record of Bloomin’ Brands common stock on February 26, 2016, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 116,794,089 shares of our common stock outstanding.

A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum for the annual meeting. Abstentions and “broker non-votes” will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner submits a proxy for the annual meeting without voting on a particular proposal, because the bank, broker or other nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. A bank, broker or other nominee may exercise its discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 25, 2016 (Proposal 2), but does not have discretion to vote with respect to the election of directors (Proposal 1), the non-binding advisory approval of the compensation of the Bloomin’ Brands executive officers (Proposal 3), or the approval of the Bloomin’ Brands, Inc. 2016 Omnibus Incentive Compensation Plan (Proposal 4).

The affirmative vote of the holders of a plurality of votes properly cast on the proposal at the annual meeting is required for the election of directors (Proposal 1). Stockholders may not cumulate votes in the election of directors. Proposals 2, 3, and 4 require the approval of the holders of a majority of votes properly cast on the proposal. Abstentions and broker non-votes have no effect on the determination of whether a director nominee or any proposal has received a plurality or majority of the votes cast.

If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Bloomin’ Brands, Inc.—2016 Proxy Statement    1

Recommendations of the Board of Directors

The Bloomin’ Brands Board of Directors recommends that you vote:

•	FOR each of the nominees to the Board of Directors (Proposal 1)

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 25, 2016 (Proposal 2)

•	FOR the non-binding advisory approval of the compensation of our named executive officers (Proposal 3)

•	FOR approval of the Bloomin’ Brands, Inc. 2016 Omnibus Incentive Compensation Plan (Proposal 4)

Voting via the Internet, by Telephone or by Mail

Registered Holders

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A.), then you may vote either in person at the annual meeting or by proxy. If you decide to vote by proxy, you may vote via the Internet, by telephone or by mail and your shares will be voted at the annual meeting in the manner you direct. For those registered holders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card or such holders can complete, sign, date and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone or receive a paper proxy card to vote by mail. Telephone and Internet voting facilities for registered stockholders of record will close at 11:59 p.m. (EDT) on April 21, 2016.

If you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the four proposals.

Beneficial Holders

If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), you may vote in person at the annual meeting only if you obtain a legal proxy from the nominee that holds your shares and present it to the inspector of elections with your ballot at the annual meeting. Alternatively, you may provide voting instructions to the nominee that holds your shares by completing, signing and returning the voting instruction form that the nominee provides to you, or by using telephone or Internet voting arrangements described on the voting instruction form, the Notice of Internet Availability of Proxy Materials or other materials that the nominee provides to you.

If you do not provide voting instructions to your nominee, the nominee will not vote your shares on the election of directors (Proposal 1), the non-binding advisory approval of the compensation of our named executive officers (Proposal 3), or approval of the Bloomin’ Brands, Inc. 2016 Omnibus Incentive Compensation Plan (Proposal 4). However, your nominee will be able to exercise its discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 25, 2016 (Proposal 2) and would be able to cause your shares to be counted as present at the annual meeting for purposes of determining a quorum.

Electronic Delivery

Stockholders who have elected to receive our 2016 proxy statement and 2015 annual report to stockholders electronically will be receiving an email on or about March 11, 2016, with information on how to access stockholder information and instructions for voting.

If you received your Notice of Internet Availability of Proxy Materials or all of your annual meeting materials by mail, we encourage you to sign up to receive your stockholder communications electronically. Email delivery benefits the environment and saves us money by reducing printing and mailing costs. With electronic delivery, you will be notified by email as soon as the annual report on Form 10-K and proxy statement are available on the Internet, and you can submit your stockholder votes online. Your electronic delivery enrollment will be effective until you cancel it. If you are a registered holder, visit www-us.computershare.com/Investor to create a login and to enroll. If you hold your Bloomin’ Brands stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet and how to change your elections.

2    Bloomin’ Brands, Inc. — 2016 Proxy Statement

Changing or Revoking Your Proxy

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Corporate Secretary at our principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares in “street name,” you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described above.

Admission to the Meeting

You will need a valid government-issued picture identification and either an admission ticket or proof of ownership of our common stock as of February 26, 2016, to enter the annual meeting. If you are a registered owner, your Notice of Internet Availability of Proxy Materials will be your admission ticket. If you received the proxy statement and annual report by mail, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the annual meeting, please so indicate when you vote and bring the ticket with you for admission to the annual meeting. If your shares are held in the name of a bank, broker or other nominee, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

Bloomin’ Brands, Inc.—2016 Proxy Statement    3

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Nominees for Election at this Annual Meeting

The Board of Directors currently consists of eight directors and is divided into three classes. Class I contains two directors and Classes II and III contain three directors each. The directors in each class are elected for terms of three years so that the term of office of one class of directors expires at each annual meeting. At this annual meeting, stockholders will consider the election of two directors for terms ending in 2019.

The current terms of office of the Class I directors, Tara Walpert Levy and Elizabeth A. Smith, will expire on the day of this annual meeting (as soon as they or their successors are elected). Mses. Levy and Smith have been nominated for election by the Board of Directors upon recommendation by the Nominating and Corporate Governance Committee. Proxies may not be voted for a greater number of persons than the number of nominees named. The proxy holders intend to vote all proxies received by them for the nominees unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

The following provides information regarding the business experience and qualifications of each of the Class I nominees:

TARA WALPERT LEVY Age 42 Director since July 2013

Biography

Ms. Levy has served as a director since July 2013 and has been the Managing Director of Global Ad Market Development for Google Inc., a leading developer and marketer of commercial and consumer technologies, since May 2011. From June 2007 to May 2011, Ms. Levy was President of Visible World Inc., a leading technology platform for addressable video advertising. Ms. Levy was also an Associate Partner at McKinsey & Company, Inc., where she was a leader of the Global Media & Entertainment and Sales & Marketing groups. The Board of Directors believes that Ms. Levy’s qualifications to serve as a Board member include her expertise in digital marketing, coupled with her marketing business perspective.

ELIZABETH A. SMITH Age 52 Director since January 2012

Biography

Ms. Smith has served as the Chairman of our Board of Directors since January 2012, and as our Chief Executive Officer and a director since November 2009. From September 2007 to October 2009, Ms. Smith was President of Avon Products, Inc. and was responsible for its worldwide product-to-market processes, infrastructure and systems, including Global Brand Marketing, Global Sales, Global Supply Chain and Global Information Technology. In January 2005, Ms. Smith joined Avon Products as President, Global Brand, and was given the additional role of leading Avon North America in August 2005. From September 1990 to November 2004, Ms. Smith worked in various capacities at Kraft Foods Inc. and from November 2004 to December 2008, served as a director of Carter’s, Inc. Ms. Smith is a member of the board of directors of Hilton Worldwide Holdings, Inc., where she also serves on the audit and nominating and corporate governance committees, and was previously a member of the board of directors of Staples, Inc., from September 2008 to June 2014. The Board of Directors believes that Ms. Smith’s qualifications to serve as Chairman include her role as Chief Executive Officer, her extensive experience with global companies and retail sales, her expertise in corporate strategy development, and her knowledge of marketing, sales, supply chain, and information technology systems.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends that stockholders vote FOR the election of Mses. Levy and Smith.

4    Bloomin’ Brands, Inc. — 2016 Proxy Statement

Directors Continuing in Office

The following are the directors who will continue in office after this annual meeting:

Class II Directors – Terms Expiring at the 2017 Annual Meeting

JAMES R. CRAIGIE Age 62 Director since November 2013

Biography

Mr. Craigie has served as a director since November 2013. Mr. Craigie has been the Chairman of the Board of Directors of Church & Dwight Co., Inc., a leading developer, manufacturer, and marketer of household and personal care consumer products, since 2007 and was Chief Executive Officer from 2004 to January 2016. From December 1998 through 2003, he was the President, CEO, and a member of the board of directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. During the period from 1983 to 1998, he held various senior management positions with Kraft Foods, Inc., including Executive Vice President and General Manager of its Beverages and Desserts Division, and Dinners and Enhancers Division. Prior to that, he served six years as an officer with the U. S. Navy/Department of Energy. Mr. Craigie is a member of the board of directors of Solazyme Corporation, where he also serves as a member of the audit and compensation committees, and was previously a member of the board of directors of the Meredith Corporation from November 2006 to May 2014. The Board of Directors believes that Mr. Craigie’s qualifications to serve as a Board member include his extensive experience leading a consumer brand company as well as his experience as a Chairman and CEO of a public company.

MINDY GROSSMAN Age 58 Director since September 2012

Biography

Ms. Grossman has served as a director since September 2012. Ms. Grossman is currently the Chief Executive Officer of HSN, Inc., a multi-channel retailer, offering retail experiences through various platforms, including television, online, mobile, catalogs, and retail and outlet stores, and a member of HSN’s board of directors. Prior to joining HSN in August 2008, she served as Chief Executive Officer of IAC Retailing, a business segment of HSN’s former parent company, IAC/InterActiveCorp, a media and internet company from April 2006 to August 2008, and Global Vice President of Nike, Inc.’s apparel business from October 2000 to March 2006. The Board of Directors believes that Ms. Grossman’s qualifications to serve as a Board member include her extensive experience leading, developing and launching consumer facing businesses and expertise in strategy, marketing, merchandising and business development, as well as her experience as the Chief Executive Officer of a public company.

CHRIS T. SULLIVAN Age 68 Director since 1991

Biography

Mr. Sullivan is one of our founders and has served as a director since 1991. Mr. Sullivan was the Chairman of our Board of Directors from 1991 until June 2007 and was our Chief Executive Officer from 1991 until March 2005. Mr. Sullivan founded Outback Steakhouse, Inc. (our predecessor) in 1988 and developed Outback Steakhouse restaurants prior to its initial public offering in 1991. Mr. Sullivan currently serves as Chairman of ConSul Partners, LLC, a company engaged in joint ventures to develop and expand the Besito Mexican and Metro Diner restaurant brands, Menupad, Inc., a company providing technology solutions for restaurants and retail, such as enhanced point of sale devices, and Omnivore Technologies, Inc. f/k/a Positronics Technologies, Inc., a technology company. The Board of Directors believes that Mr. Sullivan’s qualifications to serve as a Board member include his four decades of experience in the restaurant industry and his historical perspective of our business and strategic challenges, including his leadership as a director and executive officer for over 20 years.

Bloomin’ Brands, Inc.—2016 Proxy Statement    5

Class III Directors—Terms Expiring at the 2018 Annual Meeting

ANDREW B. BALSON Age 49 Director since June 2007

Biography

Mr. Balson has served as a director since June 2007 and is a former Managing Director of Bain Capital, a global private investment firm. Mr. Balson retired from Bain Capital in 2014, but continues to serve on several of its portfolio company boards. Prior to joining Bain Capital in 1996, Mr. Balson was a consultant at Bain & Company. Mr. Balson previously worked in the Merchant Banking Group at Morgan Stanley & Co. and in the leveraged buyout group at SBC Australia. Mr. Balson serves on the board of directors of Domino’s Pizza, Inc., where he serves as Chairperson of the compensation committee and as a member of the nominating and corporate governance committee. Mr. Balson previously served on the board of directors of Burger King Holdings, Inc. from 2002 to 2008, Dunkin’ Brands, Inc. from 2006 to 2012, FleetCor Technologies, Inc. from 2005 to 2015, and Skylark Co., Ltd. from 2011 to 2015. The Board of Directors believes that Mr. Balson’s qualifications to serve as a Board member include his extensive experience with global companies, his industry and financial expertise, and his years of experience providing strategic advisory services to complex organizations, including restaurant companies.

DAVID R. FITZJOHN Age 59 Director since February 2014

Biography

Mr. Fitzjohn has served as a director since February 2014. Mr. Fitzjohn is Chairman of the Board of Pizza Hut UK, Ltd., a position he has held since November 2012. Mr. Fitzjohn has served as the Managing Director of Sahana Enterprises Ltd. and Sahana Estates Ltd., privately-held real estate development, investment, and restaurant industry consulting businesses since 2006. Previously, Mr. Fitzjohn was the Managing Director of YUM! Brands Europe. In addition, Mr. Fitzjohn has held numerous executive management positions at Burger King Worldwide, Inc., as well as at retailers Grand Metropolitan and Laura Ashley, and from April 2006 to April 2014 he served as a non-executive director of Rosinter Restaurant Holdings, a Russian public company that operates casual dining restaurants. The Board of Directors believes that Mr. Fitzjohn’s qualifications to serve as a Board member include his many years of executive management experience, industry expertise, and experience with international markets.

JOHN J. MAHONEY Age 64 Director since May 2012

Biography

Mr. Mahoney has served as a director since May 2012. Mr. Mahoney retired as Vice Chairman of Staples, Inc., a large office products and supply company, in July 2012, a position he held since January 2006. Mr. Mahoney also served as Chief Financial Officer of Staples from September 1996, when he first joined Staples, to February 2012. Before joining Staples, Mr. Mahoney was a partner with the accounting firm of Ernst & Young LLP, where he worked for 20 years, including service in the firm’s National Office—Accounting and Auditing group. Mr. Mahoney also serves on the Board of Directors of Chico’s FAS, Inc., where he is the Chairman of the Compensation & Benefits Committee and a member of the Audit Committee, The Michael’s Companies, Inc., where he is a member of the Audit and Nominating and Corporate Governance Committees, and Burlington Stores, Inc., where he is a member of the Audit and Compensation Committees and Chairman of the Nominating and Corporate Governance Committee. The Board of Directors believes that Mr. Mahoney’s qualifications to serve as a Board member include his experience as a financial executive and certified public accountant, with expertise in the retail industry, including accounting, controls, financial reporting, tax, finance, risk management, and financial management.

6    Bloomin’ Brands, Inc. — 2016 Proxy Statement

Board Committees and Meetings

During our fiscal year ended December 27, 2015, the Board of Directors held five meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which he or she served in fiscal 2015. Directors are strongly encouraged to attend the annual meeting of stockholders. With the exception of David Humphrey, who resigned from our Board of Directors on June 30, 2015, all of our other directors attended our 2015 annual meeting of stockholders.

We have three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found by clicking on “Corporate Governance” in the Investors section of our website, www.bloominbrands.com.

Under the rules of the NASDAQ Stock Market (“NASDAQ”) our Board of Directors must consist of a majority of directors who meet NASDAQ’s independence requirements (“Independent Directors”) and the Audit, Compensation, and Nominating and Corporate Governance Committees must be composed entirely of Independent Directors. See “Independent Directors” for additional information regarding these independence requirements and our satisfaction of these requirements.

The members of the committees, as of the date of this proxy statement, are identified in the following table:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James R. Craigie	●		●
David R. Fitzjohn		●
Mindy Grossman		●
Tara Walpert Levy	●
John J. Mahoney	●		●
●	Chair

Audit Committee

The purposes of the Audit Committee are set forth in the Audit Committee charter and are primarily to assist the Board of Directors in overseeing:

•	the integrity of our financial statements, our financial reporting process and our systems of internal accounting and financial controls

•	our compliance with legal and regulatory requirements

•	the independent auditor’s qualifications and independence

•	the evaluation of enterprise risk issues

•	the performance of our internal audit function and independent auditor

The Audit Committee held nine meetings during 2015. Mr. Mahoney was determined by our Board of Directors to be an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K. All of the members meet the requirements for audit committee members under applicable NASDAQ rules regarding the ability to read and understand financial statements.

Compensation Committee

The purposes of the Compensation Committee are set forth in the Compensation Committee charter and are primarily to:

•	oversee our executive compensation policies and practices

•	discharge the responsibilities of our Board of Directors relating to executive compensation by determining and approving the compensation of our Chief Executive Officer and our other executive officers; reviewing and approving any applicable compensation and employee benefit plans, policies and programs; and exercising discretion in the administration of such programs

•	produce, approve and recommend to our Board of Directors for its approval reports on compensation matters required to be included in our annual proxy statement or annual report, in accordance with applicable rules and regulations

For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see “Compensation Discussion and Analysis” within “Executive Compensation and Related Information.” The Compensation Committee held five meetings during 2015.

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Nominating and Corporate Governance Committee

The purposes of the Nominating and Corporate Governance Committee are set forth in the Nominating and Corporate Governance Committee charter and are primarily to:

•	identify individuals qualified to become members of our Board of Directors and to recommend to our Board of Directors the director nominees for each annual meeting of stockholders or to recommend persons to otherwise fill vacancies on the Board of Directors

•	review and recommend to our Board of Directors committee structure and operations

•	recommend to our Board of Directors the persons to serve on each committee and a chairman for such committee

•	develop and recommend to our Board of Directors a set of corporate governance guidelines

•	lead our Board of Directors in its annual performance review

The Nominating and Corporate Governance Committee held four meetings during 2015.

Independent Directors

Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of NASDAQ. The Nominating and Corporate Governance Committee evaluates the relationships of each director and director nominee and makes a recommendation to the Board of Directors as to whether to make an affirmative determination that such director or director nominee is independent. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that: (a) Messrs. Craigie, Fitzjohn, Balson, and Mahoney and Mses. Grossman and Levy are independent under the criteria established by NASDAQ for director independence; (b) Messrs. Craigie and Mahoney and Ms. Levy are independent under the criteria established by NASDAQ for audit committee membership; and (c) Mr. Fitzjohn and Ms. Grossman are independent under the criteria established by NASDAQ for compensation committee membership.

Nominees for the Board of Directors

Our Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their business experience, qualifications, attributes and skills, such as relevant industry knowledge; specific experience with technology, accounting, finance, leadership, strategic planning, and international markets; independence; judgment; integrity; the ability to commit sufficient time and attention to the activities of the Board of Directors; diversity of occupational and personal backgrounds on the Board of Directors; the absence of potential conflicts with our interests; and such other criteria as may be established by the Board of Directors from time to time. These criteria are considered in the context of an assessment of the operation and goals of the Board as a whole. In addition, the Board considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.”

In recommending candidates for election to the Board of Directors, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, and others, using the same criteria to evaluate all candidates. Ms. Levy was recommended for consideration as a nominee for election to the Board of Directors by Michael Chu, a former director. The Nominating and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee recommends the candidate for consideration by the full Board of Directors. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Corporate Governance Committee will also consider nominees for election to the Board of Directors from stockholders. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, submit the candidate’s name and qualifications to our Corporate Secretary in writing to the following address: Bloomin’ Brands, Inc., Attention: Nominating and Corporate Governance Committee, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

Board Leadership Structure

Under our Corporate Governance Guidelines, the Board of Directors has the discretion to select its Chairman at any time, and the same person may serve as both Chairman of the Board of Directors and Chief Executive Officer. Ms. Smith currently serves as both Chief Executive Officer and Chairman of the Board of Directors, and Mr. Craigie serves as the Lead Independent Director.

8    Bloomin’ Brands, Inc. — 2016 Proxy Statement

The Board of Directors believes that this leadership structure is appropriate at this time and provides the most effective leadership in a highly competitive and rapidly changing industry. Combining the roles of Chief Executive Officer and Chairman of the Board of Directors fosters accountability, effective decision-making and alignment between interests of the Board of Directors and management, while the role of the Lead Independent Director fosters independent oversight of the Board. Ms. Smith’s executive responsibilities provide insight that assists our Board of Directors in addressing both internal and external issues affecting the Company, and Mr. Craigie as Lead Independent Director is responsible for, among other things:

•	calling and presiding at meetings of the independent directors

•	serving as the principal liaison between the Chairman and the independent directors

•	leading the independent director’s evaluation of the Chief Executive Officer’s effectiveness as Chairman and Chief Executive Officer

•	when appropriate, consulting and communicating with stockholders

•	assisting the Chairman with the review and preparation of agendas for Board meetings

The Board of Directors expects to periodically review its leadership structure to ensure that it continues to meet our needs.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring material risks to the attention of the Board of Directors. The Board of Directors administers its risk oversight role by reviewing strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans; major litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; and senior management succession planning. This oversight role is performed directly and through the committee structure and each committee provides regular reports to the Board of Directors. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, compliance with law and data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions. A copy of the Code of Business Conduct and Ethics can be found by clicking on “Corporate Governance” in the Investors section of our website, www.bloominbrands.com.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board of Directors through our Corporate Secretary by writing to the following address: Bloomin’ Brands, Inc., Attention: Board of Directors, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607 (we encourage you to send a copy via email to CorporateSecretary@bloominbrands.com). Our Corporate Secretary will forward all correspondence to the Board of Directors.

Director Compensation

The Compensation Committee recommended and our Board of Directors determined that directors who are not our employees receive the following compensation for their service on our Board of Directors:

•	Annual retainer of $90,000

•	Additional annual retainer of $20,000 for serving as chair and $10,000 for serving as a member (other than the chair) of the Audit Committee

•	Additional annual retainer of $15,000 for serving as chair and $7,500 for serving as a member (other than the chair) of the Compensation Committee

•	Additional annual retainer of $10,000 for serving as chair and $5,000 for serving as a member (other than the chair) of the Nominating and Corporate Governance Committee

•	Additional annual retainer of $15,000 for serving as the Lead Independent Director

Bloomin’ Brands, Inc.—2016 Proxy Statement    9

•	Annual grant of restricted stock units under the Bloomin’ Brands 2012 Incentive Award Plan (the “2012 Equity Plan”) having a fair market value, based on the closing price of the underlying common stock, of $100,000 on the date of our annual meeting of stockholders, vesting as to one-third of the shares subject to the grant immediately prior to our annual meeting of stockholders each year thereafter

If a director is elected at any time other than at our annual meeting of stockholders, such director will receive an initial grant of restricted stock units having a fair market value, based on the closing price of the underlying common stock on the grant date of $100,000 on the date of the first Board of Directors meeting that such director attends, pro rated for the number of months from the month of the director’s election to the Board of Directors until the month of our next annual meeting of stockholders, vesting as to one-third of the shares subject to the grant immediately prior to our annual meeting of stockholders each year thereafter.

The Board of Directors has adopted a Stock Ownership Guidelines Policy for directors. All non-employee directors are required to accumulate shares of our common stock through direct purchases or retention of equity incentives, equal in value to five times the base annual retainer (the “Stock Ownership Requirement”). The Stock Ownership Requirement must be met no later than the fifth anniversary of a director’s initial election or appointment.

The following table summarizes the amounts earned and paid to non-employee directors during fiscal year 2015:

Name	Fees Earned or Paid In Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Andrew B. Balson(3)	$—	$—	$—
James R. Craigie	120,000	96,864	216,864
David R. Fitzjohn	97,500	96,864	194,364
Mindy Grossman	105,083	96,864	201,947
David Humphrey(3)(4)	—	—	—
Tara Walpert Levy	100,000	96,864	196,864
John J. Mahoney	115,000	96,864	211,864
Chris T. Sullivan(3)	—	—	—
(1)	Cash retainers are paid in quarterly installments. A portion of Ms. Grossman’s payment for the first quarter was prorated based on the date that she was appointed as the Compensation Committee chair. A portion of Mr. Craigie’s payment for the second quarter was prorated based on the date that he was appointed as the Lead Independent director.

(2)	Represents restricted stock units, which vest 33% per year over three years. The amounts represent the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date value based the on closing price of the underlying common stock is $100,000. As of December 27, 2015, our non-employee directors held the following aggregate number of shares of restricted stock and restricted stock units: Mr. Craigie, 7,072 shares; Mr. Fitzjohn, 1,617 shares; Ms. Grossman, 16,443 shares; Ms. Levy, 4,948 shares; and Mr. Mahoney, 13,025 shares.

(3)	Directors who are the Company’s employees, Founders, or associated with our Sponsors did not receive compensation for service on the Board of Directors for fiscal year 2015. For more information about our Founders and Sponsors, please refer to the section entitled “Arrangements With Our Sponsors and Founders.”

(4)	Mr. Humphrey resigned from the Board of Directors on June 30, 2015.

10    Bloomin’ Brands, Inc. — 2016 Proxy Statement

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

General

We are asking our stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 25, 2016. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered certified public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited the Bloomin’ Brands consolidated financial statements annually since we were formed and the financial statements of our predecessor since 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they so desire. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 27, 2015 and December 28, 2014:

Fee Category	2015	2014
Audit Fees	$2,913,000	$3,200,000
Audit-Related Fees	57,000	190,000
Tax Fees	97,000	53,000
All Other Fees	6,000	5,000
Total Fees	$3,073,000	$3,448,000

Audit Fees. The aggregate audit fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for professional services rendered for the audits of our consolidated and subsidiary financial statements and services that are normally provided by the independent registered certified public accountants in connection with statutory and regulatory filings or engagements for the fiscal years ended December 27, 2015 and December 28, 2014, including audited consolidated financial statements presented in our Annual Reports on Form 10-K and incorporated by reference into our registration statement on Form S-3 filed with the SEC, and the review of the financial statements presented in our Quarterly Reports on Form 10-Q. In addition, services rendered in 2015 and 2014 included delivery of comfort letters, consents and review of documents in connection with secondary offerings of our common stock completed in March 2014, November 2014, and March 2015.

Audit-Related Fees. The aggregate audit-related fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services comprised of reviews of certain franchise disclosure documents during the fiscal years ended December 27, 2015 and December 28, 2014, and controls and compliance reviews in connection with the implementation of certain financial systems during the fiscal year ended December 28, 2014.

Tax Fees. The aggregate tax fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding U.S. and foreign jurisdiction tax compliance and planning for the fiscal years ended December 27, 2015 and December 28, 2014.

All Other Fees. The aggregate of all other fees billed by PricewaterhouseCoopers LLP were for products and services other than the services reported above. These services included annual subscription licenses for an accounting research tool, which we license from PricewaterhouseCoopers LLP, and continuing professional education seminars hosted by PricewaterhouseCoopers LLP for the fiscal years ended December 27, 2015 and December 28, 2014.

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Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Certified Public Accounting Firm

The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services (including the fees and terms thereof) provided by our independent registered certified public accounting firm. The policy provides for the general pre-approval of specific types of services within specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. The Chairman of the Audit Committee has the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm for the fiscal year ending December 25, 2016.

12    Bloomin’ Brands, Inc. — 2016 Proxy Statement

PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

We are required to provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with section 14A of the Securities Exchange Act. This vote is referred to as a “say-on-pay” vote.

The Compensation Discussion and Analysis beginning on page 24 and the compensation tables and narrative discussion beginning on page 35 of this proxy statement describe our executive compensation program and the compensation of our named executive officers for 2015. The Board of Directors is asking stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of Bloomin’ Brands APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	attract and retain qualified executives in today’s highly competitive market

•	motivate and reward executives whose knowledge, skills and performance are critical to the success of the business

•	provide a competitive compensation package that aligns management and stockholder interests by tying a significant portion of an executive’s cash compensation and long-term compensation to the achievement of annual performance goals

•	ensure internal equity among the executive officers by recognizing the contributions each executive makes to the success of Bloomin’ Brands

•	drive a pay for performance culture

The Compensation Committee regularly reviews our executive compensation program to ensure that compensation is closely tied to aspects of our performance that our executive officers can impact and that are likely to have an impact on stockholder value. We believe that our international growth, the completion of refinancing transactions and the successful implementation of many significant initiatives during 2015, to which our executive team was instrumental, demonstrate the effectiveness of our compensation program.

The vote on this “say-on-pay” proposal is advisory, which means that the vote will not be binding on Bloomin’ Brands, the Board of Directors or the Compensation Committee. The Compensation Committee will review and consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program. As the Board of Directors has currently determined to hold this vote each year, the next “say-on-pay” vote will be held at the 2017 annual meeting of stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends that the stockholders vote FOR the advisory approval of the compensation of our named executive officers.

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PROPOSAL NO. 4: APPROVAL OF OMNIBUS INCENTIVE COMPENSATION PLAN

General

We are asking our stockholders to approve the Bloomin’ Brands, Inc. 2016 Omnibus Incentive Compensation Plan (the “2016 Plan”), which was recommended by the Compensation Committee for approval and approved by the Board on February 12, 2016, subject to stockholder approval. The 2016 Plan permits the grant of options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance awards, and other cash-based or stock-based awards (each an “award” and collectively, the “awards”) to attract and retain employees, officers, consultants and directors and align their interests with those of our stockholders.

The Board is asking stockholders to approve the 2016 Plan so that we will have the ability, if desired, to grant awards under the 2016 Plan that are not subject to special tax rules that may limit their deductibility. As a newly public company, we were able to take advantage of a transition period available to us following our initial public offering during which we were generally not subject to this limitation. However, because this transition period expires at this annual meeting, if our stockholders do not approve the 2016 Plan, these rules may limit the deductibility of equity awards we grant in 2016 and future years. See “- Section 162(m) of the Code” below. In addition, the 2016 Plan is intended to replace the Company’s existing equity compensation plan, the Bloomin’ Brands Inc. 2012 Incentive Award Plan (the “2012 Plan”). Based on our historical practices and other assumptions, we anticipate that the 2016 Plan will allow us to continue to grant annual and long-term equity incentive compensation for approximately three years.

If the Company’s stockholders approve the 2016 Plan, it will become effective as of April 22, 2016, (the “Effective Date”) and no additional awards will be granted under the 2012 Plan as of such date. Outstanding awards under the 2012 Plan, however, will continue to be governed by the 2012 Plan and the agreements under which they were granted. If the 2016 Plan does not receive stockholder approval, the 2016 Plan will not go into effect and the 2012 Plan will stay in effect.

A summary of the material terms of the 2016 Plan follows; however, please be advised that the summary is qualified in its entirety by reference to the text of the 2016 Plan, which is included as Appendix A to this Proxy Statement. We urge stockholders to read the 2016 Plan in its entirety.

Purpose of the 2016 Plan

As discussed in the Compensation Discussion and Analysis beginning on page 24, annual and long-term incentive compensation plays an important part in our pay-for-performance philosophy. Incentive awards also help us remain competitive in retaining and attracting highly qualified employees upon whom, in large measure, the future growth and success of our Company depend. In 2015, we granted equity compensation to approximately 770 of our employees.

The purpose of the 2016 Plan is to promote the interests of our Company and its stockholders by:

•	providing a means for our Company to attract and retain talented individuals

•	encouraging the profitability and growth of our Company through annual and long-term incentives that are consistent with our goals and link a portion of compensation to the value of our common stock; and

•	providing incentives which will align the interests of our employees, consultants and directors with those of our stockholders

The Board believes that the 2016 Plan will promote the interests of stockholders and is consistent with principles of good corporate governance, including:

•	Independent Committee. The 2016 Plan will be administered by the Compensation Committee, which is composed entirely of independent directors who meet NASDAQ standards for independence and who meet the definition of “outside directors” for purposes of the performance-based compensation exemption under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) (described in more detail below) and “non-employee directors” under Rule 16b-3(b)(3) of Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	No Discounted Stock Options or SARs. All stock option and SAR awards under the 2016 Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant, except in the case of substitute awards granted to employees of an acquired business. The Company does not grant dividend equivalents on stock options or SARs.

•	No Repricing; No Cash Buyout of Underwater Options or SARs. Other than in connection with a corporate transaction affecting the Company, the 2016 Plan prohibits any repricing of options or SARs and the cash buy-out of underwater options or SARs without stockholder approval.

14    Bloomin’ Brands, Inc. — 2016 Proxy Statement

•	No “Evergreen” Share Reserve. The 2016 Plan includes a limited share reserve that replaces the “evergreen” provisions in our 2012 Plan.

•	Individual Limits on Awards. The 2016 Plan limits:

•	the number of shares that may be granted pursuant stock options, SARs, restricted stock awards, RSUs, performance awards and other awards to any plan participant in any fiscal year,

•	the maximum amount of any cash-based performance award granted to any plan participant in any performance period that is intended to qualify for the performance-based exception under Section 162(m), and

•	the value of awards that may be made to non-employee directors in any fiscal year.

•	Fungible Plan Design. The 2016 Plan uses a so-called “fungible share pool” design. Under this design, so-called “full-value” awards (stock-based awards other than stock options and SARs) will be counted against the share reserve at an accelerated rate compared to stock options and SARs. This plan structure offers the Company flexibility in determining what types of equity awards are best suited for its needs within the overall stockholder approved share reserve and recognizes that certain types of awards may be more valuable than others. Accordingly, under the fungible share pool, each share of our common stock issued pursuant to a stock option or SAR will reduce the share reserve by one share and each share issued pursuant to a full value award will reduce the share reserve by 2.1 shares.

•	Minimum Vesting Requirements. The 2016 Plan imposes minimum vesting periods of the one year anniversary of the grant date for all appreciation awards, which consists of stock options and stock appreciation rights, other than for up to 5% of the shares available for issuance under the 2016 Plan.

•	No “Liberal” Change in Control Definition; No Single-Trigger Vesting upon a Change in Control. The Change in Control definition in the 2016 Plan is not “liberal” and, for example, would not occur merely upon stockholder approval of a transaction. A change in control must actually occur in order for the Change in Control provisions in the 2016 Plan to be triggered. The 2016 Plan does not provide for the automatic acceleration of equity awards in connection with a change in control (other than in a situation where a successor corporation refuses to assume or provide an equivalent substitute award). Instead, the 2016 Plan provides the Committee with the discretion to determine the treatment of outstanding awards in connection with a change of control or in award agreements.

•	Clawback Policy. Awards under the 2016 Plan will be subject to the terms of the Company’s Compensation Recovery Policy and applicable laws and stock exchange listing requirements related to recovery, recoupment, clawback or forfeiture of compensation.

In developing our share request for the 2016 Plan and to analyze the impact of equity awards on our stockholders, we considered our “burn rate” and “overhang.” Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Set forth below is a table that reflects our burn rate for 2015, 2014 and 2013, as well as the average over those years.

Fiscal Year	Options Granted	Full Value Shares Granted(1)	Total Granted	Basic Weighted Average Number Of Shares Outstanding	Gross Burn Rate(2)
2015	1,184,026	897,331	2,081,357	122,352,000	1.70%
2014	1,541,346	880,767	2,422,113	125,139,000	1.94%
2013	1,620,046	616,952	2,236,998	122,972,000	1.82%
				3 yr. avg	1.82%
(1)	The number of Full Value shares granted in 2015 per ASC 718 included 606,463 RSUs and 183,546 performance stock units (“PSUs”) and 67,070 PSUs vested during the year. For 2014, Full Value shares granted included 669,167 RSUs and 57,836 PSUs and 4,096 PSUs vested during the respective year. For 2013, Full Value shares granted included 393,814 RSUs and 57,672 PSUs and zero PSUs vested during the respective year. See also Note 6, “Stock-based and Deferred Compensation Plans,” in our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for additional information regarding these awards.

(2)	“Gross Burn Rate” is defined as the Total Granted Equity Awards granted in the year divided by the Basic Weighted Average Number of Shares Outstanding.

Overhang is a measure of potential dilution and is defined as the sum of (1) the total number of Shares underlying all equity awards outstanding and (2) the total number of Shares available for future award grants, divided by the sum of (a) the total number of Shares underlying all equity awards outstanding, (b) the total number of Shares available for future award grants and (c) the basic weighted average Shares outstanding for the most recently completed fiscal year. Our overhang as of December 27, 2015, was 11.36%. If the 10,100,000 Shares proposed to be authorized for grant under the 2016 Plan are included in the calculation, our overhang would have been 19.6% as of December 27, 2015. The closing price of the Shares on the NASDAQ Global Select Market was $17.80 on March 1, 2016.

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Administration

The 2016 Plan will be administered by the Compensation Committee, or such other committee as may be designated by the Board, or by the full Board (the term “Committee” will refer generally to the body with such authority for purposes of this description of the 2016 Plan terms). To the extent necessary or desirable to comply with applicable rules, action by the Committee will require approval by members who are (a) independent directors in accordance with the rules of any stock exchange on which the Shares are then listed, (b) “non-employee directors” within the meaning of Section 16 and (c) “outside directors” within the meaning of Section 162(m).

The Committee has the authority to, among other things, determine the employees, directors and consultants to whom awards may be granted, determine the number of Shares subject to each award, determine the type and the terms of any award to be granted, approve forms of award agreements, interpret the terms of the 2016 Plan and awards granted under the Plan and adopt rules and regulations relating to the 2016 Plan.

However, other than in connection with certain corporate events, the Committee cannot take any of the following actions without the approval of our stockholders: (a) lower the exercise price per share of an outstanding option or SAR, (b) cancel an option or SAR when the exercise price per Share exceeds the fair market value of one share in exchange for cash or another award (other than in connection with a change in control), or (c) take any other action with respect to an option that would be treated as a repricing under the applicable stock exchange rules.

The Committee may delegate its authority under the 2016 Plan to a subcommittee, unless the delegation is prohibited by law or is with respect to awards to directors or officers subject to Section 16 of the Exchange Act or that are intended to qualify for the performance-based exception under Section 162(m), unless the delegation is to a subcommittee consisting solely of directors meeting the applicable independence requirements for those types of awards. The Committee may also delegate to officers the authority to grant options or SARS to participants that are not directors or officers subject to Section 16.

Eligibility

Employees, directors and certain consultants of the Company or its affiliates, as the Compensation Committee determines and designates from time to time, are eligible to receive awards under the 2016 Plan. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of the Company or certain of its affiliates. As of March 1, 2016, approximately 1,750 employees, eight directors and no consultants would be eligible to participate in the 2016 Plan.

Term

The 2016 Plan will become effective as of the Effective Date and, unless terminated earlier by the Board, will terminate on the earlier of (a) the date all Shares subject to the 2016 Plan shall have been purchased or acquired according to the 2016 Plan’s provisions and (b) the tenth anniversary of the Effective Date. Upon termination of the 2016 Plan, all outstanding awards will continue to have full force and effect in accordance with the provisions of the terminated 2016 Plan and the applicable award agreement (or other documents evidencing such awards).

Shares Available For Issuance Under The 2016 Plan

Subject to adjustment as described in the 2016 Plan, the maximum number of Shares reserved for issuance under the 2016 Plan will not exceed 10,100,000 Shares, minus any Shares subject to an award granted under our 2012 Plan after December 27, 2015. As of the date of this proxy statement, 4,989,195 Shares (this reflects the fungible ratio of 2.1 for full value awards with PSUs based at target) are subject to awards granted under the 2012 Plan after December 27, 2015. As a result of these grants, and assuming no further grants of awards under the 2012 Plan are made prior to the Effective Date, the initial Share reserve would be 5,110,805 Shares (the “Share Reserve”).

If any Shares subject to an award outstanding under the 2016 Plan, the 2012 Plan or other prior plan after December 27, 2015, are forfeited or the award expires, terminates or is cash-settled or canceled without issuance of any Shares, then the number of Shares counted against the Share Reserve with respect to such Award will, to the extent of any such forfeiture, termination, expiration, cash settlement or cancellation, be added back to the Share Reserve and again be available for Awards under the 2016 Plan. Shares surrendered to the Company or withheld by the Company for taxes, payment of an exercise price or otherwise under an award outstanding under the 2016 Plan, the 2012 Plan or other prior plan after December 27, 2015 will also be added to the Share Reserve.

Any Shares reserved and available for issuance under the 2016 Plan may be used for any type of award under the 2016 Plan, and any or all of the Shares reserved for issuance under the 2016 Plan will be available for issuance as incentive stock options.

Any Shares that are subject to awards of options or SARs will be counted against the Share Reserve as one Share for every one Share subject to the award. Any Shares that are subject to awards other than options or SARs shall be counted against the Share Reserve as 2.1 Shares for every one Share delivered under such awards. Awards that may be settled only in cash pursuant to their terms will not be counted against the Share Reserve.

16    Bloomin’ Brands, Inc. — 2016 Proxy Statement

In connection with a subdivision or consolidation of Shares or other capital adjustment or other material change in capital structure of the Company, the number and kind of Shares that may be issued under the 2016 Plan, the individual award limits and the number and kind of Shares that are subject to outstanding awards, and other terms and conditions thereof, will be equitably adjusted.

The Committee will have the right to cause the Company to assume awards previously granted under a compensatory plan of an acquired business and to grant substitute awards under the 2016 Plan for such awards. The Share Reserve will not be decreased by the number of Shares subject to any such assumed awards and substitute awards. Shares available for issuance under a compensatory plan of an acquired business (as appropriately adjusted, if necessary) may be used for awards under the 2016 Plan and will be added to the Share Reserve, subject to applicable stockholder approval and stock exchange requirements.

Annual Individual Limits And Minimum Vesting Conditions

The maximum number of Shares that may be granted as options, SARs, restricted stock, RSUs, performance awards or any other type of award in any one fiscal year under the 2016 Plan to any person, other than a director that is not an employee, is 500,000 for each type of award. The maximum value (assuming maximum payout) of any cash-based performance award intended to qualify for the performance-based exception under Section 162(m) of the Code for a performance period to any person is $10.0 million. The maximum aggregate number of Shares subject to awards granted during a single fiscal year to any director who is not an employee, taken together with any cash fees paid to such director during the fiscal year, may not exceed $500,000 in total value (based on grant date fair value).

Except with respect to a maximum 5% of the Share Reserve or in connection with a change in control, no appreciation awards will vest earlier than the one-year anniversary of the grant date.

Types Of Awards

The 2016 Plan permits the grant of the following types of awards:

Stock Options. Stock options may be either nonqualified stock options or incentive stock options. The holder of an option will be entitled to purchase a number of Shares at a specified option price during a specified time period, all as determined by the Committee. The option price will be fixed by the Committee and, except in the case of substitute awards, the option price will be at least the fair market value of one Share on the grant date (or 110% of the fair market value if the holder of an incentive stock option is a 10% or greater stockholder).

Subject to certain limitations, each option granted under the 2016 Plan will become vested and/or exercisable at such times and under such conditions as determined by the Committee. Options will terminate on the tenth anniversary of the grant date of such option, unless the Committee establishes an earlier termination date or other circumstances causing earlier termination.

Stock Appreciation Rights (SARs). The holder of a SAR will be entitled to receive, upon exercise of the SAR, an amount equal to the excess of (a) the fair market value of one Share on the date the SAR is exercised, over (b) the grant price of the SAR. The Committee will determine the grant price, which, except in the case of substitute awards, will be no less than the fair market value of one Share on the grant date, and whether the payment received upon exercise of a SAR will be in cash, in Shares of equivalent value, or in some combination thereof. The Committee will also determine all other terms and conditions of any SAR. SARs will terminate on the tenth anniversary of the grant date of such SAR, or on such earlier date or upon the occurrence of such circumstances as may be determined by the Committee.

Restricted Stock and Restricted Stock Units. Under the 2016 Plan, the Committee may grant participants stock awards, which may involve the award of Shares or the award of stock units representing an amount equivalent in value to the fair market value of a Share, payable in Shares, cash or other property. The Committee may impose conditions and/or restrictions on restricted stock or restricted stock units (“RSUs”) as it may deem advisable including, time-based restrictions and/or restrictions based upon the achievement of specific performance goals. Unless provided otherwise by the Committee, restricted stock or RSUs are forfeited to the extent that a participant fails to satisfy the applicable conditions during the restricted period.

Performance Awards. The Committee may grant performance awards under the 2016 Plan in such amounts and upon such terms as the Committee determines. The Committee will set performance goals in its discretion which, depending on the extent to which they are achieved, will determine the value and/or number of Shares subject to a performance award that will be paid out to the participant. Payment of the value earned under performance awards will be made in the form, including cash, Shares, other awards, or a combination thereof, at the time, and in the manner determined by the Committee. In addition, the Committee may specify that another type of award may have performance-based conditions. See “-Section 162(m) of the Code” below for more information on performance awards that are intended to qualify for the performance-based exception thereunder.

Other Awards. The Committee may grant other awards that are denominated in cash or valued in whole or in part by reference to, or are otherwise based upon Shares, either alone or in addition to other awards granted under the 2016 Plan. Other awards may be settled in Shares, cash or any other form of property, and have such other terms and conditions as determined by the Committee.

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Repayment of Awards and Forfeiture

The Committee may seek repayment or recovery of an award, including any Shares subject to or issued under an award or the value received pursuant to an award, as appropriate, pursuant to the Company’s Compensation Recovery Policy (or any successor policy). In addition, awards under the 2016 Plan are subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time, and are also subject to any applicable law or regulation or the standards of any stock exchange on which the Shares are then listed that provide for any such recovery, recoupment, clawback and/or forfeiture.

The Committee may also provide that the participant’s rights under an award are subject to reduction, cancellation, forfeiture or recoupment upon (a) breach of non-competition, non-solicitation, confidentiality or other restrictive covenants that are applicable to the participant, (b) a termination of the participant’s employment for cause, or (c) other conduct by the participant that is detrimental to the business or reputation of the Company and/or its affiliates.

Change In Control

The Committee may provide for accelerated vesting of an award upon, or as a result of events following, a change of control (as defined in the 2016 Plan and described below). This may be established in the award agreement or in connection with the change of control. In addition, in the event of a change of control, the Committee may cause an award to be canceled in exchange for a cash payment to the participant or cause an award to be assumed by a successor corporation.

A change in control under the 2016 Plan generally means the occurrence of any of the following:

•	any person or a “group” within the meaning of Section 13(d) of the Exchange becomes the beneficial owner, directly or indirectly, of securities of the Company, representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

•	during any twelve-month period, a majority of the Board of Directors as of the beginning of such period, for any reason, ceases to be comprised of individuals whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors as of the beginning of such period or whose election or nomination for election was previously so approved (other than an individual whose initial assumption of office is in connection with or as a result of an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board of Directors); or

•	consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such event continuing to represent 50% or more of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

•	consummation of the sale of all or substantially all of the assets of the Company, other than a sale after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale.

Section 162(M) of the Code

Section 162(m) limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1.0 million for compensation paid to each of their chief executive officer and their three highest compensated executive officers (other than the chief financial officer and chief executive officer) determined at the end of each year. However, certain “qualified performance-based compensation” under Section 162(m) is excluded from this limitation. The 2016 Plan is designed to permit the Committee to grant awards that constitute qualified performance-based compensation under Section 162(m), but the Committee is not required under the 2016 Plan to grant awards that are intended to qualify for this exception.

To qualify as performance-based compensation under Section 162(m):

•	the compensation must be solely on account of the attainment of one or more pre-established, objective performance goals

•	the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception (the Committee is expected to meet this requirement)

•	the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders before payment is made (the approval of the 2016 Plan will constitute approval of the material terms of the compensation granted thereunder)

•	the Committee must certify in writing before payment of the compensation that the performance goals and any other material terms were satisfied

18    Bloomin’ Brands, Inc. — 2016 Proxy Statement

For awards that are intended to satisfy the Section 162(m) exception, the awards will be subject to certain performance goals, which will be based on one or more, or any combination, of the following performance measures selected by the Committee (performance measures that are financial metrics may be determined pursuant to generally accepted accounting principles (“GAAP) or on a non-GAAP basis, as determined by the Committee):

•	Sales, revenue, net sales, or gross revenues

•	Revenue or sales growth or product revenue or sales growth

•	Same store sales growth

•	Earnings per share, including growth measures

•	Pre-tax income, including growth measures

•	Net income, including growth measures

•	Return measures, including, but not limited to: return on assets or net assets; return on equity; return on operating capital; return on invested capital; and return on sales

•	Cash flow return on investments which equals net cash flows divided by stockholders’ equity

•	Earnings before interest and taxes, including growth measures

•	Earnings before or after taxes, interest, depreciation and/or amortization, including growth measures

•	Debt reduction; Financial ratios, including those measuring liquidity, activity, profitability or leverage;

•	Costs, reductions in cost, and cost control measures

•	Share price, including growth measures

•	Total stockholder return, including growth measures

•	Market share

•	Volume growth

•	Customer growth

•	Customer satisfaction

•	Successfully completing divestitures and assets sales

•	Successfully completing acquisitions

•	Regulatory achievements or compliance

•	Restaurant margins, including growth measures

•	Reducing non-operations expenses/operating efficiencies

•	Other operating efficiency measures or ratios

•	Operating income, including growth measures

•	Return on capital

•	Return on capital employed

•	Pre-tax income margin

•	New unit growth

•	New unit return on investment

•	Product development achievements

and any combination of the foregoing business criteria. These goals may apply to the participant, one or more business units, one or more subsidiaries or the Company as a whole.

When the Committee establishes the performance goals, in compliance with Section 162(m), the Committee may provide that objectively determinable adjustments will be made to the performance goals to reflect events including: (a) asset impairment expenses or write-downs; (b) litigation, claims, judgments or settlements; (c) unusual, infrequently occurring, extraordinary or nonoperating items; (d) restructurings, (e) acquisitions, divestures or discontinued operations, (f) transaction-related expenses; (g) stock dividends, splits, combinations or exchanges of stock; and (h) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.

Bloomin’ Brands, Inc.—2016 Proxy Statement    19

Amendments And Termination

The Board may amend, suspend, or terminate the 2016 Plan at any time, subject to the prior approval of the Company’s stockholders to the extent required by applicable law or stock exchange requirement or, in any event, if the action would increase the number of Shares available for awards under the 2016 Plan other than in a manner provided for in the 2016 Plan. In addition, no termination, amendment, or modification of the 2016 Plan may be made that adversely affects in a material way any award previously granted under the 2016 Plan, without the prior written consent of the award participant.

Federal Income Tax Consequences

The following discussion is designed to provide only a brief, general summary description of the federal income tax consequences associated with awards made pursuant to the 2016 Plan, based on a good faith interpretation of the current federal income tax laws, regulations, and judicial and administrative interpretations, all as in effect or proposed as of the date hereof and all of which are subject to change, possibly with retroactive effect. The following discussion only sets forth federal income tax consequences and does not address any other federal tax consequences or any state, local, or foreign tax consequences that may apply. A participant in the 2016 Plan should not rely on this description and instead should consult his or her own tax advisor.

Options. The grant of an option generally will have no federal income tax consequences for the optionee or the Company. Upon the exercise of an option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of our common stock on the exercise date over the exercise price. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee at the time the optionee recognizes such income for tax purposes.

Incentive Stock Options (ISOs). An optionee does not recognize taxable income upon the grant or upon the exercise of an ISO (although the exercise of an ISO may in some cases trigger liability for the alternative minimum tax). Upon the sale of ISO shares, the optionee recognizes income in an amount equal to the excess, if any, of the fair market value of those shares on the date of sale over the exercise price of the ISO shares. The income is taxed at the long-term capital gains rate if the optionee has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise, and we are not entitled to a federal income tax deduction. ISO holding period requirements are waived when an optionee dies. If an optionee sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant, the optionee recognizes ordinary income to the extent of the lesser of: (a) the gain realized upon the sale; or (b) the excess of the fair market value of the shares on the date of exercise over the exercise price. Any additional gain is treated as long-term or short-term capital gain depending upon how long the optionee has held the ISO shares prior to disposition. In the year of any such disposition, we will receive a federal income tax deduction in an amount equal to the ordinary income that the optionee recognizes, if any, as a result of the disposition.

Stock Appreciation Rights (SARs). The grant of a SAR generally will have no federal income tax consequences for the participant. Upon the exercise of a SAR, the participant will recognize ordinary income equal to the amount of cash paid and the fair market value of any Shares delivered to the participant. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant at the time the participant recognizes such income for tax purposes.

Restricted Stock. The grant of restricted stock generally will have no federal income tax consequences to the participant or the Company. The participant will generally recognize ordinary income on the date the award vests, in an amount equal to the value of the Shares on the vesting date. Under Section 83 of the Code, a participant may elect to recognize income on the date of grant rather than the date of vesting in an amount equal to the fair market value of the Shares on the date of grant (less the purchase price for such Shares, if any). Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant at the time the participant recognizes such income for tax purposes.

Restricted Stock Units and Performance Awards. The grant of a restricted stock unit award or a performance award generally will have no federal income tax consequences to the participant or the Company. The participant generally will recognize ordinary income when payment is actually or constructively received by the participant in satisfaction of the restricted stock unit award or performance award, in an amount equal to the amount of cash paid and the fair market value of any Shares delivered to the participant. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant at the time the participant recognizes such income for tax purposes.

Section 409A. Section 409A of the Internal Revenue Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of income for tax purposes, along with an additional tax equal to 20% of the amount included in income, and interest on deemed underpayments in certain circumstances. While certain awards under the 2016 Plan could be subject to Section 409A, the 2016 Plan has been drafted to comply with the requirements of Section 409A, where applicable.

Certain payments made to employees and other service providers in connection with a change in control may constitute “parachute payments” subject to tax penalties imposed on both the Company and the recipient under Sections 280G and 4999 of the Code. In

20    Bloomin’ Brands, Inc. — 2016 Proxy Statement

general, when the value of parachute payments equals or exceeds three times the employee’s “base amount,” the employee is subject to a 20% nondeductible excise tax on the excess over the base amount and the Company is denied a tax deduction for the excess payments. The base amount is generally defined as the employee’s average compensation for the five calendar years prior to the date of the change in control. The value of accelerated vesting of restricted stock, options, or other awards in connection with a change in control can constitute a parachute payment.

New Plan Benefits

As of March 1, 2016, no awards have been made under the 2016 Plan. Because benefits under the 2016 Plan are discretionary and will depend on the actions of the Committee, the performance of the Company, and the value of our common stock, it is not possible to determine the benefits that will be received if stockholders approve the 2016 Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends that the stockholders vote FOR approval of the Bloomin’ Brands, Inc. 2016 Omnibus Incentive Compensation Plan.

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OWNERSHIP OF SECURITIES

The following table describes the beneficial ownership of Bloomin’ Brands, Inc. common stock as of February 26, 2016 (except as noted) by each person known to us to beneficially own more than 5% of our common stock, each director, and each named executive officer listed in the “Summary Compensation Table,” and all current directors and executive officers as a group. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options and restricted stock units beneficially owned by that person that are exercisable or will be settled within 60 days following February 26, 2016. The beneficial ownership percentages reflected in the table below are based on 116,794,089 shares of our common stock outstanding as of February 26, 2016.

Except as described below under “Certain Relationships and Related Party Transactions,” or as otherwise indicated in a footnote, all of the beneficial owners listed have, to our knowledge, sole voting, dispositive and investment power with respect to the shares of common stock listed as being owned by them. Unless otherwise indicated in a footnote, the address for each individual listed below is c/o Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

Name of Beneficial Owner	Amount And Nature of Beneficial Ownership	Percent of Class (Common Stock)
Five Percent Shareholders:
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	8,689,527	7.36%
BlackRock Inc.(2) 55 East 52nd Street New York, NY 10055	6,724,450	5.70%
AllianceBernstein L.P.(3) 1345 Avenue of the Americas New York, NY 01015	6,049,190	5.12%
Directors and Named Executive Officers:
Andrew B. Balson	—	*
James R. Craigie(4)	10,856	*
David J. Deno(5)	384,374	*
David R. Fitzjohn(4)	5,038	*
Mindy Grossman(4)	19,503	*
Tara Walpert Levy(4)	8,008	*
John J. Mahoney(4)	16,085	*
Gregg D. Scarlett(6)	203,782	*
Sukhdev Singh(7)	127,890	*
Elizabeth A. Smith(8)	4,226,430	3.46%
Jeffrey S. Smith(9)	358,763	*
Chris T. Sullivan(10)	2,088,945	1.77%
All current directors and executive officers as a group(11)	8,254,716	6.68%
*	Indicates less than one percent of common stock.

(1)	According to a Schedule 13G filed with the SEC on February 10, 2016, reporting beneficial ownership of 8,689,527 shares, as of December 31, 2015, Vanguard Group, Inc. has sole voting power with respect to 272,428 shares and sole dispositive power with respect to 8,417,899 shares.

(2)	According to a Schedule 13G filed with the SEC on January 28, 2016, reporting beneficial ownership of 6,724,450 shares, as of December 31, 2015, BlackRock, Inc. has sole voting power with respect to 6,432,369 shares and sole dispositive power with respect to 6,724,450 shares.

(3)	According to a Schedule 13G filed with the SEC on February 16, 2016, reporting beneficial ownership of 6,049,190 shares, as of December 31, 2015, AllianceBernstein, L.P. has sole voting power with respect to 5,295,343 shares and sole dispositive power with respect to 6,049,190 shares

(4)

Includes the following number of restricted stock units that will vest within 60 days of February 26, 2016: Mr. Craigie, 3,784 shares; Mr. Fitzjohn, 3,421 shares, Ms. Grossman, 3,060 shares; Ms. Levy, 3,060 shares and Mr. Mahoney, 3,060 shares. Does not include the following number of restricted stock units that will not vest within 60 days of February 26, 2016: Mr. Craigie, 4,533 shares; Mr. Fitzjohn,

22    Bloomin’ Brands, Inc. — 2016 Proxy Statement

4,533 shares; Ms. Grossman, 4,533 shares; Ms. Levy, 4,533 shares and Mr. Mahoney, 4,533 shares. Mr. Craigie’s shares include 4,040 shares held in trust for the benefit of his children and Mr. Craigie disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)	Includes 13,940 shares subject to stock options with an exercise price of $25.36 per share, 29,400 shares subject to stock options with an exercise price of $25.32 per share, 54,411 shares with an exercise price of $17.40 and 240,000 shares with an exercise price of $14.58 per share that Mr. Deno has the right to acquire within 60 days of February 26, 2016. Does not include 305,937 shares subject to stock options, 24,269 restricted stock units and 58,321 performance share units that are not exercisable or will not vest within 60 days of February 26, 2016.

(6)	Includes 25,000 shares subject to stock options with an exercise price of $24.14 per share, 3,676 shares subject to stock options with an exercise price of $25.36 per share, 6,083 shares subject to stock options with an exercise price of $25.32 per share, 56,250 shares subject to stock options with an exercise price of $18.73 per share, 88,500 shares subject to stock options with an exercise price of $6.50 per share and 6,250 restricted stock units that Mr. Scarlett has the right to acquire or that will vest within 60 days of February 26, 2016. Does not include 144,809 shares subject to stock options, 33,312 restricted stock units and 18,319 performance share units that are not exercisable or will not vest within 60 days of February 26, 2016.

(7)	Includes 4,136 shares subject to stock options with an exercise price of $25.36 per share and 100,000 shares subject to stock options with an exercise price of $22.09 per share that Mr. Singh has the right to acquire within 60 days of February 26, 2016. Does not include 145,485 shares subject to stock options, 86,688 restricted stock units and 15,656 performance share units that are not exercisable or will not vest within 60 days of February 26, 2016.

(8)	Includes 55,147 shares subject to stock options with an exercise price of $25.36 per share, 88,970 shares subject to stock options with an exercise price of $25.32 per share, 3,600,000 shares with an exercise price of $6.50 per share and 440,000 shares subject to stock options with an exercise price of $10.03 per share that Ms. Smith has the right to acquire within 60 days of February 26, 2016. Does not include 625,534 shares subject to stock options, 112,010 restricted stock units and 195,100 performance share units that are not exercisable or will not vest within 60 days of February 26, 2016.

(9)	Includes 10,570 shares subject to stock options with an exercise price of $25.36 per share, 14,578 shares subject to stock options with an exercise price of $25.32 per share, 32,556 shares subject to stock options with an exercise price of $17.40 per share, 249,000 shares subject to stock options with an exercise price of $6.50 per share and 6,250 performance share units that Mr. Smith has the right to acquire or that will vest within 60 days of February 26, 2016. Does not include 99,212 shares subject to stock options, 18,047 restricted stock units and 45,073 performance share units that are not exercisable or will not vest within 60 days of February 26, 2016.

(10)	Includes 1,689,649 shares owned by CTS Equities, Limited Partnership, an investment partnership (“CTSLP”). Mr. Sullivan is a limited partner of CTSLP and the sole member of CTS Equities, LLC, the sole general partner of CTSLP. Also includes 399,296 shares held by a charitable foundation for which Mr. Sullivan serves as trustee. The shares held by CTSLP are pledged to Fifth Third Bank to secure debt of approximately $18 million.

(11)	Includes a total of 5,559,276 shares subject to stock options, 22,635 restricted stock units and 6,250 performance share units that our current directors and executive officers have the right to acquire or that will vest within 60 days of February 26, 2016. Does not include a total of 1,894,820 shares subject to stock options, 424,154 subject to restricted stock units and 414,172 shares subject to performance share units that our current directors and executive officers do not have the right to acquire within 60 days of February 26, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our officers and directors, and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide us with copies of all Section 16(a) forms that they file. Based solely on our review of these forms and written representations from the officers and directors, we are aware that the Form 3 for Gregg Scarlett, one of our executive officers, was filed late, and that a Form 4 was filed late for each of Tara Walpert Levy and David Fitzjohn, our directors.

Bloomin’ Brands, Inc.—2016 Proxy Statement    23

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis details the objectives and design of our executive compensation program. It includes a description of the compensation provided in 2015 to our executive officers who are named in the Summary Compensation Table and listed below (“NEOs”).

Elizabeth A. Smith	Chairman of the Board of Directors and Chief Executive Officer
David J. Deno	Executive Vice President, Chief Financial and Administrative Officer
Gregg D. Scarlett	Executive Vice President, President of Bonefish Grill
Sukhdev Singh	Executive Vice President, Chief Development Officer and Franchising
Jeffrey S. Smith	Executive Vice President, President of Outback Steakhouse

Executive Summary

The Company’s objectives for its executive compensation programs are to align pay with performance and stockholder interests, and to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets.

A key principle of our compensation philosophy is pay for performance. Our executive compensation programs are aligned with our business initiatives and have been designed to pay commensurate with the level of performance generated. This is achieved by providing the majority of executive pay through variable incentive awards that are “at-risk” to ensure that realized pay is tied to attainment of significant operating goals. In fiscal year 2015, approximately 86% of the targeted compensation for our CEO and approximately 67% of the targeted compensation for our other NEOs was directly tied to the achievement of short- and long-term operating goals.

These objectives and our methods of achieving these objectives are summarized below:

Objectives	How We Meet Objectives

Attract and retain talented executives	Provide a competitive total compensation package by taking into account base salary, performance incentives and benefits in order to attract and retain our executives

Provide a significant portion of each executive’s target total direct compensation in the form of equity compensation

Motivate and reward executives	Balance annual incentives between equity-based and cash-based compensation to support a high-performing culture

Provide a competitive compensation package	Benchmark our compensation against similarly sized industry competitors
Target competitive positioning to align with market

Ensure internal equity among the executives	Review scope of job responsibilities and individual performance in addition to market data

Drive a pay for performance culture	Align our executive compensation with short-term and long-term performance objectives and stockholder interests

Company Highlights. We achieved our earnings objectives for 2015 relative to a challenging market and successfully implemented many significant initiatives to strengthen our brands and support our international growth. Our highlights for 2015 include the following:

•	An increase in combined U.S. comparable restaurant sales of 0.5% in 2015, primarily due to increases from pricing and product mix, partially offset by decreases in traffic.

•	Outback Brazil comparable restaurant sales increased by 6.3% in 2015 due to increases in menu prices and traffic, partially offset by decreases from product mix. We also opened our first Carrabba’s Italian Grill in Brazil, known as Abbraccio, in 2015.

24    Bloomin’ Brands, Inc. — 2016 Proxy Statement

•	Income from operations of $230.9 million in 2015 compared to $192.0 million in 2014, which was primarily due to lower impairments and restaurant closing costs, lower general and administrative expense and an increase in operating margin at the restaurant-level. Operating margin at the restaurant-level increased primarily due to: (i) the impact of certain cost savings initiatives; (ii) higher average unit volumes and (iii) lower marketing expenses. These increases were partially offset by: (i) commodity inflation; (ii) higher kitchen and service labor costs due to higher wage rates and lunch expansion across certain concepts and (iii) product mix.

•	Productivity and cost management initiatives provided savings of $70.4 million in 2015.

•	The Company repurchased $170.0 million of shares and paid $29.3 million of dividends during 2015.

Compensation Setting Process

Compensation Committee. Our Compensation Committee oversees our executive compensation program and, in some cases, together with the full Board of Directors, approves the type and amount of compensation paid to our Chief Executive Officer and other executive officers, approves agreements with our executive officers and provides oversight to our equity compensation plan. The Compensation Committee meets periodically throughout the year to monitor our compensation arrangements and objectives. Salary and target bonus amounts, as well as equity awards for other executives, reflect input from the Board’s independent executive compensation consultant and recommendations from management to the Compensation Committee. The Compensation Committee reviews the compensation and performance of the Chief Executive Officer and recommends her compensation to the full Board of Directors for approval. Our executive officers possess employment agreements or offers of employment that establish, among other things, the executive’s base salary and target bonus, measured as a percentage of base salary, as well as benefits upon a termination of employment and/or a change in control of the Company. Generally, our Board of Directors has been responsible for approving, upon the recommendation or approval of the Compensation Committee, equity awards to our executive officers in order to qualify these awards as exempt awards under Rule 16b-3 under the Exchange Act.

The Compensation Committee begins its annual process for deciding how to compensate our executive officers by considering the competitive market data provided by its independent executive compensation consultant and human resources management. The Compensation Committee evaluates the appropriateness of the Chief Executive Officer and the other NEO’s total compensation as positioned against the 50th percentile of the market based on factors that include Company and business unit revenues and performance, job scope and individual performance. If the Compensation Committee deems that the compensation associated with the Chief Executive Officer or a NEO’s position is not aligned to the market, then the Compensation Committee may choose to modify one or more of the compensation components.

The Compensation Committee will also consider the annual non-binding stockholder vote on executive compensation in setting executive compensation each year. At our 2015 annual meeting, this proposal received a vote of over 85% of the votes cast in favor of approving our executive compensation for 2014. Accordingly, the Compensation Committee did not propose any substantial changes to our 2015 compensation program.

Role of Independent Compensation Consultant. Frederic W. Cook & Co., Inc. (“Cook & Co.”) has served as the Compensation Committee’s independent executive compensation consultant since 2013. The compensation consultant’s responsibilities include, but are not limited to, providing compensation market data, updating the Compensation Committee on trends and developments in executive compensation, reviewing the design of the executive compensation program periodically, participating in meetings of the Compensation Committee, providing independent analysis of CEO compensation and providing advice to the Compensation Committee and its Chair, as requested. The Compensation Committee has the sole authority to hire and terminate Cook & Co. and may seek advice from them without the involvement of management. Cook & Co. attends Compensation Committee meetings and, on occasion, obtains information and input from management to ensure that its recommendations are consistent with Bloomin’ Brands’ strategy and culture.

After review and consultation with Cook & Co., the Compensation Committee determined that Cook & Co. is independent and that there is no conflict of interest resulting from retaining Cook & Co. currently or during the year ended December 27, 2015.

Role of CEO in Compensation Decisions. The Compensation Committee considers the recommendations of the Chief Executive Officer with respect to salary adjustments, annual cash incentive bonus targets and awards and equity incentive awards for our other executive officers. In addition, the CEO provides input to the Committee on the design of incentive compensation and other employee benefit plans to ensure alignment with the Company’s strategy.

Our Chief Executive Officer reviewed fiscal 2015 performance objectives with the Compensation Committee, including financial objectives and non-financial objectives for strategic business and human capital priorities. The Compensation Committee meets in executive session with and without its compensation consultant to review and discuss the performance and compensation of the Chief Executive Officer. The Chief Executive Officer does not participate in determinations or recommendations regarding her own compensation.

Bloomin’ Brands, Inc.—2016 Proxy Statement    25

Our Executive Compensation Program

What We Do and Do Not Do – Components of Our Executive Compensation Program. We seek to ensure that our executive compensation programs are closely aligned with the interests of our stockholders by generally following these executive compensation best practices:

What We Do		What We Do Not Do
✓	Award incentive compensation primarily intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code	x	Engage in speculative transactions involving our stock, including hedging
✓	Benchmark executive officer compensation against a relevant peer group	x	Perform stock option re-pricing without stockholder approval
✓	Design an executive compensation program to mitigate undue risk	x	Provide cash buyouts for underwater stock options or stock appreciation rights without stockholder approval
✓	Include double trigger change-in-control vesting provisions for equity awards	x	Provide cash compensation upon death or disability
✓	Award annual incentive compensation and 50% of long-term compensation subject to achievement of objective pre-established performance goals tied to operational and strategic objectives	x	Pay dividends on any unvested stock options, stock appreciation rights, restricted stock units or unearned performance-based equity awards. Dividend equivalents are only payable on such awards to the extent the awards ultimately vest and are earned
✓	Engage an independent executive compensation consultant that reports directly to the Compensation Committee	x	Provide excise tax gross-ups upon change in control
✓	Provide minimal perquisites with sound business rationale
✓	Use of a compensation recovery policy for executive officers and other key employees of cash and equity-based awards to encourage achievement of long-term, sustainable results in an appropriate manner
✓	Require stock ownership and retention values that align the interests of our executive officers and other key employees with the long-term interests of our stockholders

Competitive Positioning. Our executive compensation program is designed to target the following market ranges for each component of compensation; however, an individual’s compensation may be below or above the targeted competitive positioning based on performance of the business or operations for which the individual is responsible, the individual’s skill set relative to industry peers, overall experience and time in the position, critical nature of the individual’s role, difficulty of replacement, expected future contributions, readiness for promotion to a higher level and role relative to that of other executive officers or other business factors.

Compensation Component	Targeted Range
Base Salary	Market Median
Short-Term Incentives	Between the Median and 75th Percentile
Target Total Cash	Between the Median and 75th Percentile
Long-Term Incentives	Between the Median and 75th Percentile
Target Total Direct Compensation	Between the Median and 75th Percentile

Peer Group and Competitive Market Information. The Compensation Committee utilizes a peer group to evaluate executive officer compensation levels and to benchmark our executive compensation design and governance features. The Compensation Committee reviews the peer group on an annual basis to ensure the companies are of comparable size (based on revenue, market capitalization and other relevant metrics), maintain strong consumer brands, have multiple consumer brands in their portfolios, have an entrepreneurial culture, are globally positioned and compete with us for executive talent.

To determine competitive market compensation for 2015, the peer group data and national executive compensation survey data compiled by Cook & Co. were combined to establish market consensus information against which the Compensation Committee assessed base salary, target short-term incentives, target total cash payout, long-term incentive value and target total direct compensation. The Compensation Committee also periodically reviews other benchmarking data as presented by the independent compensation consultant and human resources management. This data covers a variety of areas such as equity vesting practices, the prevalence of performance metrics among peer companies, types of equity vehicles used by peer companies, equity burn rates and any other market data the Compensation Committee needs to consider when evaluating our executive compensation program.

26    Bloomin’ Brands, Inc. — 2016 Proxy Statement

The peer group used for 2015 compensation benchmarking consisted of the following companies:

Peer Group Companies(1)
Bob Evans Farms, Inc.	Hyatt Hotels Corporation	Royal Caribbean Cruises Ltd.
Brinker International, Inc.	Jack in the Box Inc.	Ruby Tuesday, Inc.
Burger King Worldwide, Inc.	Las Vegas Sands Corp.	Starbucks Corporation
Chipotle Mexican Grill, Inc.	L Brands, Inc.	Starwood Hotels & Resorts Worldwide, Inc.
Cracker Barrel Old Country Store, Inc.	MGM Resorts International	Texas Roadhouse, Inc.
Darden Restaurants, Inc.	Panera Bread Company	The Cheesecake Factory Incorporated
DineEquity, Inc.	PetSmart, Inc.	The Wendy’s Company
Foot Locker, Inc.	Ross Stores, Inc.	YUM! Brands, Inc.
(1)	In July 2015, the Compensation Committee revised the peer group to be used for subsequent compensation decisions to remove Burger King Worldwide, Inc. and PetSmart, Inc. due to their acquisitions and L Brands, Inc. and Las Vegas Sands Corp. due to revenue scope and business model, and to add Wyndham Worldwide Corporation due to similar industry, revenue scope and multiple consumer brand portfolio.

Compensation Components

Mix of Total Compensation. Our compensation program is designed to support our long-term growth, while holding executives accountable to achieve key annual results year over year. It consists of three primary components and other secondary benefits:

	Compensation Component	Description
Primary Components	Base Salary	Fixed cash compensation designed to provide appropriate, market-based predictable compensation
Determined and reviewed annually by the Compensation Committee with input from compensation consultant, CEO (for other officers) and Human Resources management
	Performance-based cash incentives	Variable cash compensation based on performance measured against Board approved annual targets and individual performance
Target based on market data
	Long-term equity incentive awards	Variable compensation equally weighted in the form of PSUs and stock options
PSUs vest ratably over 4 years based on achievement of performance goals
Stock options vest ratably over 4 years
Target value based on market data
Secondary Benefits	Retention-based cash and equity incentives	Variable cash and/or equity compensation for retention and promotion purposes and/or based on individual performance against additional business strategies that arise
	Other benefits and perquisites	Medical, dental and vision insurance coverage, as well as life insurance and disability protection
Deferred compensation plan to allow efficient personal tax planning
Relocation assistance for certain newly-hired executives
	Change in Control and termination benefits	Provides CEO, NEOs and other company executives benefits payable upon specified employment termination events as described in the Change in Control policy, employment agreement or offer of employment

In allocating compensation among the various compensation components, we provide equitable and competitive levels of fixed compensation (base salary and benefits) while emphasizing performance-based compensation. A significant percentage of cash compensation and total compensation for our named executive officers is allocated to performance-based compensation. Performance-based cash incentives are targeted so that a meaningful percentage of annual cash compensation is dependent on the overall performance of Bloomin’ Brands and/or, if applicable, restaurant concept performance along with individual performance. Long-term equity incentives comprise the largest share of total direct compensation and provide an important connection to the stockholder experience. We do not target a specific percentage for each element of compensation relative to total compensation. Our mix of compensation results from targeting a percentage that will allow us to be competitive in the market.

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The charts below show the target compensation mix for the Chief Executive Officer and the average compensation mix of the other named executive officers.

Base Salaries. Base salaries generally reflect demonstrated experience, skills and competencies as well as competitive market value. Base salary levels of our executive officers may be increased by the Compensation Committee as part of the annual performance review process, upon an executive officer’s promotion, change in job responsibilities or to address internal or external equity, as recommended by management.

As a result of the comparative market data analysis performed in February 2015, the Compensation Committee did not make any changes based on market data. The Compensation Committee adjusted Mr. Smith’s base salary by $5,000 on a one-time basis to reflect the elimination of car allowance from executive perquisites.

Base salaries of the named executive officers and changes, if any, from 2014 are listed in the table below:

Named Executive Officer	2015 Base Salary	Change From 2014
Elizabeth A. Smith	$1,000,000	—
David J. Deno	650,000	—
Gregg D. Scarlett(1)	450,000	N/A
Sukhdev Singh(1)	475,000	N/A
Jeffrey S. Smith	580,000	5,000
(1)	Mr. Scarlett and Mr. Singh became executive officers in March 2015 and May 2015, respectively, and their base salary amounts were set at the time of such appointments.

Performance-Based Cash Incentives and Other Cash Incentives. Cash incentives are awarded to all of our executive officers under performance-based cash incentive plans. The design of the short-term incentive plans (“STIP”), which follows a structure that is generally consistent from year to year, reflects the Compensation Committee’s belief that a significant portion of annual compensation for each executive officer should be based on the financial performance of the Company. These awards are payable based on the achievement of annual financial objectives measured against our internal operating plan and individual performance measured on the achievement of goals established at the beginning of the year. For corporate executives, the payouts are based on the Company’s achievement of its annual financial objectives and individual performance. The payouts for executives with restaurant concept specific operating responsibilities are based on a combination of the Company’s and the restaurant concepts’ achievement of their annual financial objectives and individual performance. Annual performance-based cash incentive targets, measured as a percentage of base salary, are established in each executive officer’s employment agreement. Payouts can range from 0% to 200% of established percentage of salary, with a payout at 50% if threshold performance is achieved, 100% if target performance is achieved and 200% if maximum performance is achieved. The Compensation Committee has discretion to decrease, but not to increase, the annual payout.

28    Bloomin’ Brands, Inc. — 2016 Proxy Statement

• 2015 STIP Measures and Targets

The 2015 cash incentive payout under our short-term incentive plan (“STIP”) for our named executive officers was based on Company performance and, if applicable, restaurant concept performance, compared to pre-established financial goals, which included adjusted net income (net income adjusted for certain items such as foreign exchange translation, impact of restaurant closings, gains and losses on disposed assets and acquisition of non-controlling interests), adjusted EBIT (earnings before interest and taxes as adjusted to exclude the impact of restaurant closings, gains and losses on disposed assets and certain other gains and losses (“Adjusted EBIT”)) and revenue growth. For 2015, the STIP for our three corporate named executive officers (the “2015 Corporate STIP”), Ms. Smith and Messrs. Deno and Singh, was based on two equally weighted measures: Adjusted net income and total revenue growth (measured as the percentage increase in total revenue over the prior fiscal year (“Total Revenue Growth”)). The purpose of these adjustments is to ensure that the measurement of performance reflects factors that management can directly control and that payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operation of the business. See Non-GAAP Financial Measures—Other Non-GAAP Financial Measures under Item 7 of our Annual Report on Form 10-K for the year ended December 27, 2015 for additional information. The STIP for Messrs. Scarlett and Smith was based 50% on the 2015 Corporate STIP, as described above, and 50% on the result of their respective restaurant concepts, as described below.

At the restaurant concept level, the two equally weighted measures used are Adjusted EBIT and Total Revenue Growth for the restaurant concept.

Adjusted Net Income, Adjusted EBIT and Total Revenue Growth performance levels were established by the Compensation Committee at the beginning of the year based on consideration of the Company’s and/or the restaurant concept’s business plan, as well as industry and general economic conditions and trends, among other considerations. The performance levels were based on annual financial objectives and were expected to present a challenge, especially with persisting economic conditions; however, achievement of these goals was not viewed as requiring or encouraging excessive risk-taking by our executives.

In addition, the STIP is subject to individual performance ratings to recognize critical leadership behaviors and performance, but are not quantifiable, such as the development of a high-performing and inclusive team, a strong commitment to high ethical standards and the achievement of strategic goals and objectives for the year. The individual performance ratings can decrease, but not increase, the amounts payable to each of the named executive officers based on financial performance, as more fully described below. The cash incentives were payable on a non-linear sliding scale with respect to each component (ranging from 0% to 200%) based on the following fiscal 2015 STIP target for each named executive officer, as a percentage of his or her base salary and the change, if any, from 2014, as well as, targeted amounts as a percentage of his or her base salary:

Named Executive Officer	2015 Annual Performance-Based Cash Incentive Target, as a Percentage of Base Salary	Change from 2014	STIP Weighting
			Company	Concept
Ms. Smith	150%	—	100%	—
Mr. Deno	85%	—	100%	—
Mr. Scarlett(1)	85%	N/A	50%	50%
Mr. Singh(2)	85%	N/A	100%	—
Mr. Smith	85%	—	50%	50%
(1)	Mr. Scarlett was promoted to Executive Vice President, President, Bonefish Grill effective March 12, 2015.

(2)	Mr. Singh was promoted to Executive Vice President, Chief Development Officer and Franchising effective May 4, 2015.

Named Executive Officer	Company Target Payouts (as a % of Base Salary)
	Adjusted Net Income (50% Weighting)			Revenue Growth (50% Weighting)
	Threshold (10% below Plan)	Target (Plan of $162M)	Maximum (14% above Plan)	Threshold (39% below Plan)	Target (Plan of 2%)	Maximum (189% above Plan)
Ms. Smith	37.5%	75%	150%	37.5%	75%	150%
Messrs. Deno and Singh	21.5%	42.5%	85%	21.5%	42.5%	85%

Named Executive Officer	Company Target Payouts (as a % of base salary)
	Adjusted Net Income (25% Weighting)			Revenue Growth (25% Weighting)
	Threshold (10% below Plan)	Target (Plan of $162M)	Maximum (14% above Plan)	Threshold (39% below Plan)	Target (Plan of 2%)	Maximum (189% above Plan)
Messrs. Scarlett and Smith	11%	21%	43%	11%	21%	43%

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Named Executive Officer	Concept Targets (as a % of base salary)
	Adjusted EBIT (25% weighting)			Revenue Growth (25% weighting)
	Threshold (10% below Plan)	Target (Plan of $29.9M)	Maximum (15% above Plan)	Threshold (86% below Plan)	Target (Plan of 8.3%)	Maximum (121% above Plan)
Mr. Scarlett	11%	21%	43%	11%	21%	43%

Named Executive Officer	Concept Targets (as a % Of Base Salary)
	Adjusted EBIT (25% weighting)			Revenue Growth (25% weighting)
	Threshold (10% below Plan)	Target (Plan of $223.1M)	Maximum (15% above Plan)	Threshold (75% below Plan)	Target (Plan of 4.9%)	Maximum (136% above Plan)
Mr. Smith	11%	21%	43%	11%	21%	43%

• 2015 Financial Performance

For the 2015 Corporate STIP, Total Revenue Growth, adjusted for certain items, -11% of Target, which was below the threshold measure, primarily due to lower U.S. comparable restaurant sales, which was partially offset by higher comparable restaurant sales in Brazil.

Adjusted Net Income, adjusted for certain items, was 98% of Target, which was slightly below target primarily due to lower average unit volumes, higher kitchen and service labor costs due to wage rate increases and lunch expansion, partially offset by productivity initiatives.

Total Revenue Growth at Bonefish Grill, adjusted for certain items, was 26% of Target, which was below threshold, primarily due to lower comparable restaurant sales and higher promotional activity in the prior year. Bonefish Grill’s Adjusted EBIT was 66% of Target, which was below threshold, primarily due to lower comparable restaurant sales.

Total Revenue Growth, adjusted for certain items, was 57% of Target for Outback Steakhouse, which was below threshold, due to lower traffic. Adjusted EBIT for Outback Steakhouse was 102%, which was slightly above target, primarily due to productivity initiatives.

• 2015 Individual Performance

In addition to the financial performance measures listed above, each executive officer was assigned an individual performance rating for the year, as recommended by the Chief Executive Officer, and the Compensation Committee had the discretion to decrease, but not increase, the payout amount for performance that did not meet expectations. Individual performance and subsequent compensation decisions are based on the achievement of strategic goals and objectives for the year of the business for which the individual is responsible, development of a high-performing and inclusive team, a strong commitment to high ethical standards, the individual’s skill set relative to peers, the critical nature of the individual’s role, the difficulty of replacement, their expected future contributions and their role relative to that of other executive officers.

In determining incentive award payouts for 2015, the Compensation Committee and Board considered the following individual accomplishments by the NEOs.

Ms. Smith led the efforts on our International expansion in Brazil, as well as, effectively executed the divestiture of the concept, Roy’s. Ms. Smith continues to balance long-term growth while increasing year-over-year adjusted operating income margin.

Mr. Deno’s effective execution in creating Share Repurchase and Dividend programs returned $199.3 million to stockholders in 2015. Mr. Deno also delivered an increase in year-over-year adjusted operating income margin while supporting growth initiatives.

Mr. Scarlett’s leadership led meaningful progress against key strategic initiatives designed to position our Bonefish Grill concept for its future goals and projects, particularly those intended to enhance the experience for our guests through operational improvements.

Mr. Singh’s performance drove improvements, across all concepts, to achieve our development goals for 2015. Mr. Singh also led our international franchise development, which is a growth strategy for the Company.

Mr. Smith continued to lead the Outback Steakhouse brand with a solid performance as evidenced by growth in Adjusted EBIT. He delivered strong results driven by cost savings initiatives and increased comparable restaurant sales of 1.8%.

30    Bloomin’ Brands, Inc. — 2016 Proxy Statement

• 2015 STIP Payouts

The 2015 Corporate and concept financial performances combined with the respective individual performance resulted in below target results for all named executive officers. The named executive officers earned performance-based cash incentives as follows:

Named Executive Officer	STIP Performance Payout	Achievement as a % of Base Salary
Ms. Smith	$690,000	69%
Mr. Deno	$254,150	39%
Mr. Scarlett	$116,617	26%
Mr. Singh	$171,026	36%
Mr. Smith	$251,013	43%

Performance-based cash incentives earned by the named executive officers are reflected in the “—Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation.” Threshold, target and maximum payments for the named executive officers under the 2015 STIP are reflected in “—Grants of Plan-Based Awards for Fiscal 2015.”

Long-Term Equity Incentive Awards. Long-term equity incentive (“LTI”) awards are designed to align a significant portion of total compensation with our long-term goal of increasing the value of the Company. These equity awards are designed to reward longer-term performance, facilitate equity ownership, deter outside recruitment of our key personnel and further align the interests of our executive officers with those of our stockholders. Equity awards have generally been limited to our executive officers and other key employees who are in a position to contribute substantially to our growth and success. Under our Insider Trading Policy, our directors and executive officers are prohibited from engaging in short sales or investing in other kinds of hedging transactions or financial instruments that are designed to hedge or offset any decrease in the market value of our securities.

The Company established an Equity Award Policy in 2012 which does not allow for a grant of equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates. Annual equity awards must be approved by the independent Compensation Committee during an open trading window following the second business day after the announcement of earnings for the fiscal year. Because the Company believes equity awards are an important part of our compensation program, we grant equity awards on an annual basis to key employees (other than newly hired employees), including our executive officers. This policy was implemented in an effort to issue our annual equity award grants during the time when potential material information regarding our financial performance is most likely to be available to the market. The Compensation Committee approves new-hire, promotion and retention equity awards for NEOs as well as other executive officers, and has delegated the authority to the Equity Award Committee to approve all other “off-cycle” new-hire, promotion and retention equity awards. For all “off-cycle” equity award grants, the grant date is the first trading day of the first calendar month containing a trading date following the date of the recipient’s hire or promotion date and for options, has an exercise price equal to100% of the closing price of the Company’s common stock on such grant date.

• 2015 LTI Awards

In February 2015, the Board of Directors approved, based on the recommendation of the Compensation Committee, LTI grants to our executive officers under the 2012 Equity Plan consisting of 50% in stock options and 50% in PSUs. To align our executive officers with stockholders’ interest, we awarded stock options to compensate based on stock price appreciation. The stock options vest 25% per year over four years and have an exercise price equal to 100% of the closing price of our common stock on the date of grant and are exercisable over a ten-year term, contingent upon continued employment.

The PSUs vest over a four-year period, contingent upon continued employment, and the number of units earned vary to the extent the performance targets are achieved for each period, and are distributed upon the Compensation Committee certifying that the performance metrics were attained. The portion of the PSUs that can vest in the first year (25%) is earned based on achievement of our one-year Adjusted EPS (defined below), with targets set by the Board of Directors based on our 2015 fiscal plan at the time of grant. In subsequent years, the number of PSUs earned (up to 25% of the annual grant, with 0% to 200% of such amount vesting based on achievement of the performance metric) is based on the Adjusted EPS achieved relative to our fiscal plan expectations for such years and will be set by the Compensation Committee (or full Board of Directors) at the beginning of each year. The annual targets are used to ensure we are reaching milestones and making continuous progress towards our long-term goals. Management along with the Compensation Committee review this each year as part of the LTI design to ensure the goals incent the right behaviors and business decisions. In 2014, we updated the metric from cumulative Adjusted net income to Adjusted earnings per share (“EPS”) to incentivize executives to successfully balance profit maximization and the efficient use of capital, as well as to ensure quality of profit. Adjusted EPS is defined as Adjusted net income divided by diluted weighted-average shares outstanding. Diluted weighted-average shares outstanding include weighted-average shares outstanding plus the dilutive effect of common stock equivalents, including restricted stock, RSUs, PSUs and stock options.

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The Company’s performance during 2015 also determined the extent of the awards earned for a portion of the LTI grants made in 2013 and 2014. The Company’s cumulative adjusted net income for 2013 through 2015 was the performance metric for the third tranche of the 2013 PSU award. As indicated above, the Company’s 2015 Adjusted EPS was the performance metric for the second tranche of the 2014 PSU award and first tranche of the 2015 PSU award. The following table shows the PSUs earned under the third tranche of the 2013 PSU award, the second tranche of the 2014 PSU award and the first tranche of the 2015 PSU award vested and the applicable performance measures:

Performance Measure	Performance Measures and Targets			Actual Results	Percentage of PSUs Earned In 2015
	Threshold (50% of shares are earned)	Target (100% of shares are earned)	Maximum (200% of shares are earned)
2013-2015 Cumulative Adjusted Net Income (2013 grant)	$428.6 M	$445.2 M	$467.2 M	$440.4 M	92.06%
2015 Adjusted EPS (2014 and 2015 grant)	$1.14	$1.27	$1.44	$1.27	100%

For amounts between the threshold, target and maximum amounts set forth above, the participant will earn a number of shares based on a non-linear sliding scale between such percentages. No shares are earned for achievement of performance measures below the threshold. The following table sets forth (a) the aggregate target PSUs awarded in 2013, 2014 and 2015, (b) the number of shares that could be earned based on 2015 results and continued employment through the vesting date and (c) the number of shares actually earned of the tranche based on 2015 results (25% of the total award) that were earned, based on the Compensation Committee’s recommendation and the Board of Directors’ approval of the performance achievement for 2015.

Named Executive Officer	PSUs Awarded			Portion of PSUs Vesting for FY 2015			PSUs Earned Based on FY 2015 Results
	2013 Award	2014 Award	2015 Award	2013 Award	2014 Award	2015 Award	2013 Award	2014 Award	2015 Award
Ms. Smith	—	86,651	92,138	—	21,663	23,034	—	21,663	23,034
Mr. Deno	34,482	28,634	23,291	8,620	7,158	5,822	7,936	7,158	5,822
Mr. Scarlett	—	5,925	6,143	—	1,481	1,535	—	1,481	1,535
Mr. Singh	—	—	6,911	—	—	1,727	—	—	1,727
Mr. Smith	20,632	14,199	17,660	5,158	3,550	4,415	4,749	3,550	4,415

• Off-Cycle 2015 LTI Awards

Mr. Scarlett was granted 25,000 restricted stock units and the option to purchase 100,000 shares of our common stock under the 2012 Equity Plan in connection with his promotion in March 2015. The aggregate number of stock options and restricted stock units granted was based on a target equity value. As noted above under “Competitive Positioning,” we generally use the target equity value of stock options and restricted stock units combined to set total equity-based compensation between the 50th and 75th percentile level. The restricted stock units will vest in equal amounts over a four-year period on each anniversary of the grant date, contingent upon his continued employment. The option grant has an exercise price equal to 100% of the closing price of the Company’s Common Stock on such grant date and the shares subject to the option grant will vest in equal amounts over a four-year period on each anniversary of the grant date, contingent upon his continued employment.

Mr. Singh was granted 30,000 restricted stock units under the 2012 Equity Plan in connection with his promotion in May 2015. The aggregate number of stock options and restricted stock units granted was based on a target equity value. As noted above under “Competitive Positioning,” we generally use the target equity value of stock options and restricted stock units combined to set total equity-based compensation between the 50th and 75th percentile level. The restricted stock units will vest in equal amounts over a four-year period on each anniversary of the grant date, contingent upon his continued employment.

The number of awards for these executives was determined by analyzing market data and outstanding equity awards held by them to offer a competitive LTI package. All of these awards, if unvested, will forfeit upon termination or retirement.

See “—Grants of Plan-Based Awards for Fiscal 2015” for additional information regarding 2015 equity awards to the named executive officers.

Other Policies and Practices Related to Executive Compensation

Compensation Recovery (“Clawbacks”). We adopted a Compensation Recovery Policy pursuant to which executive officers and other key employees will be required to return incentive compensation paid to them if the financial results upon which the awards were based are materially restated due to dishonesty, fraud, misrepresentation or intentional misconduct of a Company policy or law (a “Material Financial Restatement”).

32    Bloomin’ Brands, Inc. — 2016 Proxy Statement

Under the Compensation Recovery Policy, we can require reimbursement of all or a portion of any bonus, incentive payment, equity-based compensation (including performance shares, restricted stock or restricted stock units and stock options), or other compensation to the extent that it is paid, earned or vests less than three years prior to the date we publicly disclose the need for the applicable Material Financial Restatement.

We believe our Compensation Recovery Policy is sufficiently broad to reduce the potential risk that an executive officer or key employee would intentionally misstate results in order to benefit under an incentive program and provides the opportunity for recoupment in the event that an executive officer or key employee took actions that, in hindsight, should not have been rewarded. To the extent that final rules are adopted under the Dodd-Frank act that require additional clawback provisions to apply to the compensation of our executive officers and key employees, we will amend the policy accordingly.

Stock Ownership Guidelines. To further establish the link between executive and stockholder interests, the Board of Directors has adopted a Stock Ownership Guidelines Policy for directors, executive officers and our executive leadership team who are eligible to receive long-term incentive awards. The target level of ownership of our common stock is established as a multiple of base salary or annual retainer.

Position	Target Ownership
Non-Employee Directors	5x Annual Retainer
CEO	5x Base Salary
Executive Officers	3x Base Salary
Executive Leadership Team	1x Base Salary

Each employee subject to the Stock Ownership Guidelines Policy is expected to achieve the ownership target within five years from the date on which the employee became subject to the guidelines. Shares that count toward the target ownership amount include Common Stock directly or indirectly owned, estimated after-tax value of time-vested restricted stock or restricted stock units and estimated after-tax, in-the-money value of vested stock options (based on the Black-Scholes value). Unvested stock options and unearned performance-based share units do not count toward the target ownership amount. While the employee is not in compliance with his or her ownership requirement, the employee must retain 50% of the net after-tax shares received from the vesting or exercise of his or her long-term incentive plan shares. Notwithstanding the preceding sentence, employees may immediately sell Company stock acquired by exercising stock options for the limited purposes of paying the exercise price of the stock option and any applicable tax liability.

Other Benefits and Perquisites. The named executive officers are each entitled to receive certain perquisites and benefits under the terms of their employment agreements and offers of employment. We believe these benefits are reasonable and consistent with our overall compensation program and better enable us to attract and retain qualified employees for key positions. Such benefits include life insurance, medical insurance and annual physical examinations. The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to the named executive officers.

We offer a deferred compensation plan for our highly compensated employees who are not eligible to participate in the OSI Restaurant Partners, LLC Salaried Employees 401(k) Plan and Trust. The deferred compensation plan allows highly compensated employees to contribute from 5% to 90% of their base salary and from 5% to 100% of their cash bonus on a pre-tax basis to an investment account consisting of various investment fund options. The plan permits us to make a discretionary contribution to the plan on behalf of an eligible employee periodically; however, we have not made any discretionary contribution to date. In the event of the employee’s termination of employment other than by reason of disability or death, the employee is entitled to receive the full balance in the account in a single lump sum unless the employee has completed either five years of participation or ten years of service as of the date of termination of employment, in which case, the account will be paid as elected by the employee in equal annual installments over a specified period of two to 15 years. If the employee becomes disabled or dies before any deferred amounts are paid out under the plan, we will pay to the employee (or the employee’s beneficiary if applicable) the full balance in the account in a single lump sum. If the employee’s employment terminates due to death or disability after he or she begins receiving payments, the remaining installment payments will be paid in installment payments as such payments come due.

The amounts attributable to perquisites and other benefits provided to the named executive officers are reflected in the “—Summary Compensation Table” under the heading “All Other Compensation.”

Change in Control and Termination Benefits. Each employment agreement or offer of employment establishes, among other things, the executive’s benefits upon a termination of employment and/or a change in control. For a summary of these arrangements, see “—Potential Payments Upon Termination or Change in Control.”

In addition, the Board of Directors adopted an Executive Change in Control Plan (the “Change in Control Plan”), which entitles executive officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of

Bloomin’ Brands, Inc.—2016 Proxy Statement    33

employment upon or within the 24 months following certain change in control events. The payments and benefits will be reduced by the amount of any severance or similar payments or benefits under an employment agreement or other arrangement with us and are subject to the employee’s compliance with non-competition and other restrictive covenants and the other terms and conditions of the Change in Control Plan. These benefits are described in more detail under “—Potential Payments Upon Termination or Change in Control” below.

The Compensation Committee considers these severance and change in control benefits to be an important part of the executive compensation program and consistent with competitive market practice. The Compensation Committee believes that providing appropriate severance benefits helps to attract and retain highly-qualified executives by mitigating the risks associated with leaving a previous employer and accepting a new position with the Company, and by providing income continuity following an unexpected termination. Furthermore, these severance benefits provide the executive officers with a reasonable range of income protection in the event of a qualifying employment termination and, following a change in control, support our executive retention goals and encourage their independence and objectivity in considering potential change-in-control transactions. These arrangements also allow the Company to protect its interests through corresponding confidentiality, noncompetition and other restrictive covenants in the event of an executive’s termination.

Tax and Accounting Implications

In making decisions about executive compensation, the Compensation Committee took into account certain tax and accounting considerations, including Sections 162(m), 409A and 280G of the Internal Revenue Code. Additionally, we account for stock-based payments in accordance with the requirements of FASB ASC Topic No. 718, “Compensation-Stock Compensation.” Until this annual meeting, we were able to apply the transition provisions under Section 162(m) to certain compensation arrangements that were entered into prior to our stock being publicly traded.

We expect that our Compensation Committee may seek to qualify the variable compensation paid to our named executive officers under certain of these arrangements for an exemption from the deductibility limitations of Section 162(m) when such limitations are applicable. The compensation for Messrs. Scarlett and Singh do not fall under these transition provisions, so this compensation is subject to the Section 162(m) deductibility limitations. Accordingly, our Compensation Committee has and may in the future, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent or is otherwise in our best interests. In addition, because there are uncertainties as to the application of regulations under Section 162(m), as with most tax matters, it is possible that our deductions may be challenged or disallowed.

Our Compensation Committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee

Mindy Grossman, Chair

David R. Fitzjohn

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Mr. Fitzjohn and Ms. Grossman, both of whom are Independent Directors. During fiscal year 2015, the Compensation Committee consisted of Messrs. Balson, through February 2015, and Fitzjohn, and Ms. Grossman. Mr. Balson was associated with Bain Capital and resigned from the Compensation Committee on February 12, 2015. See “Arrangements With Our Sponsors and Founders” within “Certain Relationships and Related Party Transactions” for additional information regarding our relationship and transactions with Bain Capital.

Compensation-Related Risk

As part of its oversight and administration of our compensation programs, the Compensation Committee considered the impact of our compensation policies and programs for our executive officers, to determine whether they present a significant risk to the Company or encourage excessive risk taking by our executive officers. Based on its review, the Compensation Committee concluded that our compensation programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.

34    Bloomin’ Brands, Inc. — 2016 Proxy Statement

Summary Compensation Table

The following table summarizes compensation earned by our named executive officers for 2015.

Named Executive Officer	Year	Salary	Bonus		Stock Awards(1)	Option Awards(2)	Non-equity Incentive Plan Compensation(3)(4)	All Other Compensation(5)	Total
Elizabeth A. Smith Chief Executive Officer and Chairman of the Board	2015 2014 2013	$1,000,000 995,192 975,000	$	— — 90,750	$2,250,010 1,991,065 —	$2,250,008 2,194,000 —	$690,000 895,673 809,250	$5,700 130,297 63,808	$6,195,718 6,206,227 1,938,808
David J. Deno Executive Vice President, Chief Financial and Administrative Officer	2015 2014 2013	650,000 650,000 644,423		— — 92,360	568,766 657,954 599,987	568,752 725,004 599,930	254,150 331,500 454,640	6,282 7,175 3,096	2,047,950 2,371,633 2,394,436
Gregg D. Scarlett(6) Executive Vice President, President of Bonefish Grill	2015	439,000		2,922	730,012	1,068,001	191,617	2,004	2,433,556
Sukhdev Singh(7) Executive Vice President, Chief Development Officer and Franchising	2015	465,865		—	812,267	168,759	171,026	30,592	1,648,509
Jeffrey S. Smith Executive Vice President, President of Outback Steakhouse	2015 2014 2013	579,039 575,000 573,269		— 86,020 —	431,257 326,270 1,404,497	431,256 359,506 358,952	251,013 430,100 404,441	8,751 9,255 8,729	1,701,316 1,786,151 2,749,888
(1)	The amounts reported for stock awards represent the aggregate grant date fair value of RSUs and PSUs. PSU awards pay out at a range of 0% to a maximum of 200% of their targets based on the following performance measures: 50% for threshold, 100% for target and 200% for maximum. For 2015, the PSU amounts reported represent the aggregate grant date fair value of the four tranches of the 2015 PSU award with estimates for the years for which the performance goals had not been set based on probable attainment of the performance goals of 100% (target performance) for all four tranches (100% of total award). The aggregate grant date fair value of the 2015 PSUs assuming achievement of the maximum performance level of 200% over all four years would be: Ms. Smith $4,500,020; Mr. Deno, $1,137,533; Mr. Scarlett, $300,025; Mr. Singh, $337,534 and Mr. Smith, $862,515. The amounts shown for 2013 and 2014 include the aggregate grant date fair value of all four tranches of the PSUs awarded in such year with estimates for years for which the performance goals had not been set based on probable attainment of the performance goals as follows: (a) 2014 award: 63% attainment for the first tranche (25% of such award) and 100% (target performance) for the remaining three tranches (75% of such award) and (b) 2013 award: 100% (target performance) for all four tranches (100% of such award.) We recorded compensation expense in 2015 for the aggregate grant date fair value of the first tranche of the 2015 PSUs, the second tranche of the 2014 PSUs and the third tranche of the 2013 PSUs (for which performance goals were set in 2015 and only Messrs. Deno and Smith received awards) based on probable attainment of the performance goals as of the grant date as follows: Ms Smith $933,654; Mr. Deno $451,420; Mr. Scarlett $62,998; Mr. Singh $36,132; and Mr. Smith $274,313. See “-Compensation Discussion and Analysis” under the heading “Long-Term Equity Incentive Awards” for a description of the PSU terms. See also Note 6, “Stock-based and Deferred Compensation Plans,” in our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for additional information regarding these awards.

(2)	The amounts for option awards represent the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic No. 718. The stock option awards were valued at fair value on the grant date using the Black-Scholes option pricing model. See Note 6, “Stock-based and Deferred Compensation Plans,” in our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 27, 2015 for the assumptions made to value the stock option awards.

(3)	Non-equity incentive plan compensation represents amounts earned under the performance-based cash incentive plans, or STIPs, established for such years. The amounts earned were based on the achievement of specified, pre-determined levels of Company-wide Adjusted Net Income, concept Adjusted EBIT and/or revenue growth over the prior year relative to a percentage of the named executive officers bonus potential. See “—Compensation Discussion and Analysis” under the heading “Performance-Based Cash Incentives” for a description of the plans for 2015.

(4)	The amount for Mr. Scarlett in 2015 includes a $75,000 payout under a previously established long-term cash incentive agreement based on his attainment of 2015 performance goals.

(5)	The table set forth below titled “All Other Compensation” provides additional information regarding these amounts.

(6)	Mr. Scarlett became Executive Vice President, President of Bonefish Grill in March 2015.

(7)	Mr. Singh became Executive Vice President, Chief Development Officer and Franchising in May 2015.

Bloomin’ Brands, Inc.—2016 Proxy Statement    35

All Other Compensation

The amounts shown for “All Other Compensation” for 2015 include the following:

Named Executive Officer	Life Insurance	Auto	Relocation (a)	Other(b)	Total
Elizabeth A. Smith	$2,622	$—	$—	$3,078	$5,700
David J. Deno	3,096	—	—	3,186	6,282
Gregg D. Scarlett	266	800	—	938	2,004
Sukhdev Singh	1,147	—	29,445	—	30,592
Jeffrey S. Smith	1,460	800	—	6,491	8,751
(a)	The amount shown for Mr. Singh reflects relocation costs paid by us in connection with his offer of employment and includes a gross-up for associated tax obligations of $8,053.

(b)	The amounts shown reflect costs associated with medical physical examinations and dividends paid on unvested restricted stock awards.

36    Bloomin’ Brands, Inc. — 2016 Proxy Statement

Grants of Plan-Based Awards for 2015

The following table summarizes the performance-based cash incentive awards and long-term stock incentive awards made during 2015.

Named Executive Officer		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock & Option Awards ($) (4)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Elizabeth A. Smith
Annual STIP Bonus		750,000	1,500,000	3,000,000	—	—	—	—	—	—	—
Annual PSU Grant	2/26/2015	—	—	—	46,069	92,138	184,276	—	—	—	2,250,010
Annual Option Grant	2/26/2015	—	—	—	—	—	—	—	220,589	25.36	2,250,008

David J. Deno
Annual STIP Bonus		276,250	552,500	1,105,000	—	—	—	—	—	—	—
Annual PSU Grant	2/26/2015	—	—	—	11,646	23,291	46,582	—	—	—	568,766
Annual Option Grant	2/26/2015	—	—	—	—	—	—	—	55,760	25.36	568,752

Gregg D. Scarlett
Annual STIP Bonus		178,339	356,679	713,358	—	—	—	—	—	—	—
Annual PSU Grant	2/26/2015	—	—	—	3,072	6,143	12,286	—	—	—	150,012
Annual Option Grant	2/26/2015	—	—	—	—	—	—	—	14,706	25.36	150,001
Promotion RSU Grant(3)	4/1/2015	—	—	—	—	—	—	25,000	—	—	580,000
Promotion Option Grant(3)	4/1/2015	—	—	—	—	—	—	—	100,000	24.14	918,000

Sukhdev Singh
Annual STIP Bonus		187,083	374,167	748,333	—	—	—	—	—	—	—
Annual PSU Grant	2/26/2015	—	—	—	3,456	6,911	13,822	—	—	—	168,767
Annual Option Grant	2/26/2015	—	—	—	—	—	—	—	16,545	25.36	168,759
Promotion RSU Grant(3)	6/1/2015	—	—	—	—	—	—	30,000	—	—	643,500

Jeffrey S. Smith
Annual STIP Bonus		246,091	492,183	984,366	—	—	—	—	—	—	—
Annual PSU Grant	2/26/2015	—	—	—	8,830	17,660	35,320	—	—	—	431,257
Annual Option Grant	2/26/2015	—	—	—	—	—	—	—	42,280	25.36	431,256

(1)	Amounts represent potential performance-based cash incentive awards under the 2015 Corporate STIP for Ms. Smith and Messrs. Deno and Singh, 50% under the 2015 Corporate STIP and 50% under the 2015 Bonefish Grill STIP for Mr. Scarlett and 50% under the 2015 Corporate STIP and 50% under the 2015 Outback Steakhouse STIP for Mr. Smith. See “—Compensation Discussion & Analysis” under the heading “Performance-Based Cash Incentives” and “—Summary Compensation Table” under the heading “Non-Equity Plan Compensation” for a description of the STIPs and actual payout amounts.

(2)	Amounts represent potential shares to be issued upon settlement of the aggregate number of PSUs granted in 2015, which vest as to 25% of the shares on each anniversary of the grant date, contingent upon such executive’s continued employment by us, and the number earned ranges from 0% to 200% of the tranche based upon the achievement of performance targets set at the beginning of each annual period as follows: 50% for threshold, 100% for target and 200% for maximum. See “-Compensation Discussion & Analysis” under the heading “Long-Term Equity Incentive Awards” for a description of the PSU terms. The executive generally forfeits any portion of the award that is unvested upon his termination date or for which the threshold target is not achieved. See “-Potential Payments upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment.

(3)	Stock option grant and RSU grant vests as to 25% of the shares on each anniversary of the grant date for Messrs. Scarlett and Singh, respectively, contingent upon their continued employment. They each generally forfeit any portion of the award that is unvested upon termination date. See “—Potential Payments upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment.

(4)	We valued the RSU awards, PSU awards and stock option awards in accordance with FASB ASC Topic No. 718 using the Black-Scholes option pricing model. Once the PSU awards were valued, we multiplied by the aggregate number of PSUs awarded in 2015 that were expected to vest as of the grant date as follows: 100% attainment as of the grant date for the first tranche (25% of the total award) and 100% (target performance) for the remaining three tranches (75% of the total award). See Note 6, “Stock-based and Deferred Compensation Plans,” in our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 27, 2015, for the assumptions made to value the stock option awards.

Bloomin’ Brands, Inc.—2016 Proxy Statement    37

Outstanding Equity Awards at 2015 Year-End

The following table summarizes outstanding stock options and unvested restricted stock and PSU awards for each named executive officer as of December 27, 2015.

Named Executive Officer	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price Per Share $ (2)	Option Expiration Date	Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Unearned Shares, Units, or Rights That Have Not Vested
					Number of Shares (#) (1)	Market Value $ (3)	Number of Shares (#) (1) (4)	Market Value $ (3)
	Exercisable	Unexercisable(1)
Elizabeth A. Smith
November 16, 2009 Tranche A(5)	337,500	—	6.50	11/16/2019	—	—		—
November 16, 2009 Tranche B, C, D(5)	3,262,500	—	6.50	11/16/2019	—	—	—	—
July 1, 2011(6)	440,000	110,000	10.03	7/1/2021	—	—	—	—
February 27, 2014(6)	44,485	133,455	25.32	2/27/2024	—	—	64,989	1,111,312
February 26, 2015(6)	—	220,589	25.36	2/26/2025	—	—	92,138	1,575,560

David J. Deno	—
May 7, 2012(7)	240,000	160,000	14.58	5/10/2022	—	—	—	—
February 26, 2013(6)	36,274	36,277	17.40	2/26/2023	—	—	17,242	294,838
February 27, 2014(6)	14,700	44,100	25.32	2/27/2024	—	—	21,476	367,240
February 26, 2015(6)	—	55,760	25.36	2/26/2025	—	—	23,291	398,276

Gregg D. Scarlett
April 6, 2010(7)	51,360	—	6.50	4/6/2020	—	—	—	—
September 2, 2010(7)	37,140	—	6.50	9/2/2020	—	—	—	—
April 13, 2012(8)	—	—	—	—	3,125	53,438	—	—
February 1, 2013(6)	37,500	37,500	18.73	2/1/2023	—	—	—	—
February 27, 2014(6)	3,041	9,125	25.32	2/27/2024	—	—	4,444	75,992
February 26, 2015(6)	—	14,706	25.36	2/26/2025	—	—	6,143	105,045
April 1, 2015	—	100,000	24.14	3/12/2025	25,000	427,500	—	—

Sukhdev Singh
February 3, 2014(6) (8)	50,000	150,000	22.09	2/3/2024	30,000	513,000	—	—
October 1, 2014(8)	—	—	—	—	22,500	384,750	—	—
February 26, 2015(6)	—	16,545	25.36	2/26/2025	—	—	6,911	118,718
June 1, 2015(8)	—	—	—	—	30,000	513,000	—	—

Jeffrey S. Smith
April 6, 2010(7)	249,000	—	6.50	4/6/2020	—	—	—	—
February 26, 2013(6)	21,704	21,705	17.40	2/26/2023	—	—	10,316	176,404
April 24, 2013(8)	—	—	—	—	12,500	213,750	12,500	213,750
February 27, 2014(6)	7,289	21,868	25.32	2/27/2024	—	—	10,650	182,115
February 26, 2015(6)	—	42,280	25.36	2/26/2025	—	—	17,660	301,986
(1)	Unvested portions of awards are generally forfeited upon termination of employment. See footnote (5) below and “—Potential Payments upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment.

(2)	In March 2010, we offered all then active executive officers, other than Ms. Smith (since her stock options already had an exercise price of $6.50 per share), and all of our other employees the opportunity to exchange outstanding stock options with an exercise price of $10.00 per share for the same number of replacement stock options with an exercise price of $6.50 per share. Under the exchange program, the vested portion of the eligible stock options as of the grant date of the replacement stock options were exchanged for stock options that were fully vested. The unvested portion of the exchanged stock options were exchanged for unvested replacement stock options that vest and become exercisable over a period of time that is equal to the remaining vesting period of the exchanged stock options, plus one year, subject to the participant’s continued employment through the new vesting date. All eligible stock options were exchanged pursuant to the exchange program. The original stock options were canceled, and the issuance of the replacement stock options occurred on April 6, 2010.

(3)	Market value is calculated by multiplying $17.10, which was the closing price per share of our common stock on the NASDAQ Global Select Market on December 24, 2015, the last market day of our fiscal year end, by the number of shares subject to the award.

(4)	Amounts represent potential shares to be issued upon settlement of the aggregate number of PSUs granted on such date, which vest as to 25% of the shares on each anniversary of the grant date, contingent upon such executive’s continued employment by us assuming a payout of the tranche that may vest each year at 100%, or target performance. The actual the number that may be earned each year ranges from 0% to 200% based upon the achievement of performance targets set at the beginning of each annual period is as follows: 50% for threshold, 100% for target and 200% for maximum. See “-Compensation Discussion & Analysis” under the heading “Long-Term Equity Incentive Awards” for a description of the PSU terms.

38    Bloomin’ Brands, Inc. — 2016 Proxy Statement

(5)	On November 16, 2009, we granted Ms. Smith an option to purchase an aggregate of 4,350,000 shares of our common stock under our 2007 Equity Incentive Plan in four tranches (A-D) of 1,087,500 options each. The vested stock options will remain outstanding for a period ranging from 90 days to three years in the case of a termination of Ms. Smith’s employment, depending on the type of stock option and the nature of the termination, except that all stock options will be forfeited upon a termination for cause.

(6)	Stock option grant vests as to 25% of the shares on each anniversary of the grant date, contingent on continued employment.

(7)	Stock option grant vests as to 20% of the shares on each anniversary of the grant date, contingent on continued employment.

(8)	Restricted stock grant vests as to 25% of the shares on each anniversary of the grant date, contingent on continued employment.

Option Exercises and Stock Vested for Fiscal 2015

The following table summarizes the exercise of stock options and vesting of restricted stock held by the named executive officers during fiscal 2015.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Elizabeth A. Smith	—	—	13,648	339,835
David J. Deno	—	—	9,596	238,940
Gregg D. Scarlett	24,000	456,160	4,059	97,022
Sukhdev Singh	—	—	17,500	381,250
Jeffrey S. Smith	25,000	487,500	17,780	418,472
(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Represents the value realized upon vesting of restricted stock, based on the market value of the shares on the vesting date.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We offer a Deferred Compensation Plan for our highly compensated employees who are not eligible to participate in the OSI Restaurant Partners, LLC Salaried Employees 401(k) Plan and Trust, as described in “—Compensation Discussion and Analysis” under the heading “Compensation Components–Other Benefits and Perquisites.” We do not sponsor any defined benefit pension plans.

The following table summarizes contributions during 2015 to our Deferred Compensation Plan by the only named executive officer who participated along with aggregate earnings/losses for the year and the aggregate balance as of December 27, 2015. We did not make any contributions to the Deferred Compensation Plan during 2015. Named executive officers are fully vested in all contributions to the plan. The amounts listed as executive contributions are included as “Salary” in the “Summary Compensation Table.” The aggregate earnings are not reflected in “Other Compensation” in the “Summary Compensation Table.”

Nonqualified Deferred Compensation

Named Executive Officer	Aggregate Balance At December 28, 2014	Executive Contributions in 2015	Aggregate Earnings in 2015	Aggregate Withdrawals/ Distributions in 2015	Aggregate Balance At December 27, 2015
Sukhdev Singh	$—	$46,586	$(2,251)	$—	$44,335

Potential Payments Upon Termination or Change in Control

Each of the named executive officers is party to an employment agreement or offer of employment and other arrangements with us, which are summarized below, that may entitle him or her to payments or benefits upon a termination of employment and/or a change in control. See the table included under “—Executive Benefits and Payments Upon Separation” below for the amount of compensation payable under these agreements and arrangements to the individuals serving as named executive officers as of the end of 2015.

Bloomin’ Brands, Inc.—2016 Proxy Statement    39

Change in Control Plan

The Change in Control Plan entitles executive officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment upon or within the 24 months following certain change in control events. A qualifying termination is a termination by us for any reason other than cause, or by the employee for good reason, in each case as defined in the Change in Control Plan.

Under the Change in Control Plan, in the event of a qualifying termination within the 24 months following a change in control, the named executive officers are each entitled to receive the following benefits:

•	A severance payment, payable in a lump sum 60 days after the termination, equal to (a) with respect to Ms. Smith, two times the sum of her base salary and her target annual cash bonus and (b) with respect to the other named executive officers, one and one-half times the sum of base salary and target annual cash bonus

•	Accelerated vesting of all outstanding equity awards

•	Continued eligibility to participate in group health benefits for 18 months following the termination

•	Outplacement services for six months following the termination

•	Certain other accrued benefits

The severance payments and other benefits described above will be reduced by the amount of any similar payments and benefits under any employment agreement or other arrangement with us and are subject to the employee’s compliance with non-competition and other restrictive covenants and the other terms and conditions of the Change in Control Plan.

Rights and Potential Payments Upon Termination or Change in Control: Ms. Smith

Effective November 2009, we entered into an employment agreement with Ms. Smith in connection with the commencement of her employment by us. Her employment agreement was amended and restated in September 2012 to extend its term to August 13, 2017, subject to earlier termination under certain circumstances described below. The term of her employment is automatically renewed for successive renewal terms of one year unless either party elects not to renew by giving written notice to the other party not less than 60 days prior to the start of any renewal term.

Ms. Smith’s employment may be terminated as follows:

•	Upon her death or disability (as defined in the agreement)

•	By us for Cause. “Cause” is defined to include: her (i) willful failure to perform, or gross negligence in the performance of, her duties and responsibilities to us or our affiliates (other than any such failure from incapacity due to physical or mental illness), subject to notice and cure periods, (ii) indictment or conviction of or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude, (iii) engaging in illegal misconduct or gross misconduct that is intentionally harmful to us or our affiliates or (iv) any material and knowing violation by her of any covenant or restriction contained in her employment agreement or any other agreement entered into with us or our affiliates

•	By us other than for Cause

•	By Ms. Smith for Good Reason. “Good Reason” is defined to include: (i) a material diminution in the nature or scope of her duties, authority or responsibilities, including, without limitation, loss of membership on our Board of Directors (with certain listed exceptions), (ii) a reduction of her annual base salary or annual target cash bonus, (iii) requiring her to be based at a location in excess of 50 miles from the location of our principal executive offices in Tampa, Florida, or (iv) a material breach by us of our obligations under her employment agreement

•	By Ms. Smith other than for Good Reason

Ms. Smith will be entitled to receive severance benefits if her employment is terminated by us other than for Cause or if she terminates employment for Good Reason. If her employment is terminated under these circumstances, she will be entitled to receive severance equal to two times the sum of her base salary at the rate in effect on the date of termination plus her target annual cash bonus for the year of termination, payable in 24 equal monthly installments from the effective date of such termination.

In the event Ms. Smith’s employment is terminated due to her death or disability, she will receive base salary or annual bonus for the preceding fiscal year earned but not paid as of the date of her employment termination, any accured and payable travel or business expenses and benefits under the employee benefit plus a pro rata portion of her target bonus for the year of termination.

A change in control of the Company does not trigger any severance payments to her under the employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Ms. Smith would be entitled to receive the benefits described above under “—Change in Control Plan.”

40    Bloomin’ Brands, Inc. — 2016 Proxy Statement

Rights and Potential Payments Upon Termination or Change in Control: Mr. Deno

Mr. Deno entered into an employment agreement with us effective May 7, 2012 for an original term commencing on May 7, 2012, and expiring on the fifth anniversary thereof. The term of his employment agreement is automatically renewed for successive renewal terms of one year unless either party elects not to renew by giving written notice to the other party not less than 60 days prior to the start of any renewal term.

Mr. Deno’s employment may be terminated as follows:

•	Upon his death or disability (as defined in the agreement)

•	By us for Cause. “Cause” is defined to include: (i) his failure to perform the duties required of him in a manner satisfactory to us, in our sole discretion; (ii) any dishonesty in his dealing with us or our affiliates, the commission of fraud by him, negligence in the performance of his duties, insubordination, willful misconduct, or his indictment, charge or conviction (or plea of guilty or nolo contendere) of any felony or any other crime involving dishonesty or moral turpitude; (iii) any violation of any covenant or restriction contained in specified sections of his employment agreement; or (iv) any violation of any of our or our affiliates’ material published policies

•	By us other than for Cause

•	By Mr. Deno for Good Reason. “Good Reason” is defined to include: (i) the assignment to him of any duties inconsistent with his position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as Executive Vice President, Chief Financial and Administrative Officer, any diminution in his position, authority, duties or responsibilities (excluding isolated, insubstantial and inadvertent action not taken in bad faith), (ii) a reduction of his base salary or benefits, as in effect on the date of his employment agreement, unless a similar reduction is made in salary and benefits of all of our other executive officers, or (iii) requiring him to be based at a location in excess of 50 miles from the location of our principal executive offices in Tampa, Florida

For all purposes of his agreement, termination for Cause shall be deemed to have occurred on the date of the executive’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.

Mr. Deno’s employment agreement provides that he will receive severance benefits in the event of a termination of employment by us without Cause or by him with Good Reason. Under these circumstances, he will be entitled to receive an amount equal to the sum of the base salary then in effect payable bi-weekly for one year.

A change in control does not trigger any severance payments to Mr. Deno under his employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Mr. Deno would be entitled to receive the benefits described above under “—Change in Control Plan.”

Rights and Potential Payments Upon Termination or Change in Control: Messrs. Scarlett and Singh

Mr. Scarlett agreed to an offer of employment upon promotion to EVP, President of Bonefish Grill, effective on March 12, 2015. Mr. Singh agreed to an offer of employment upon promotion to EVP, Chief Development and Franchising Officer, effective on May 4, 2015.

Messrs. Scarlett’s and Singh’s employment may be terminated as follows:

•	Voluntary resignation or termination by the Employer for Cause. “Cause” is defined to include: (i) failure to perform the duties required in a manner satisfactory to us (ii) any dishonesty in their dealing with us, the commission of fraud by them, negligence in the performance of their duties, insubordination, willful misconduct, or their conviction (or plea of guilty or nolo contendere) of any felony or any other crime involving dishonesty or moral turpitude; (iii) any violation of any covenant or restriction contained in specified sections of their employment agreement; or (iv) any violation of any current or future material published policy

•	For any other reason, other than voluntary resignation

For all purposes of their employment, termination for Cause shall be deemed to have occurred on the date of the executive’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.

A change in control does not trigger any severance payments to Messrs. Scarlett and Singh under their terms of employment. However, in the event of a qualifying termination within the 24 months following a change in control, Messrs. Scarlett and Singh would be entitled to receive the benefits described above under “—Change in Control Plan.”

Bloomin’ Brands, Inc.—2016 Proxy Statement    41

Rights and Potential Payments Upon Termination or Change in Control: Mr. Smith

Mr. Smith entered into an employment agreement with Outback Steakhouse of Florida, LLC (“Outback Steakhouse”), our wholly-owned subsidiary, effective April 12, 2007, and amended on January 1, 2009, and January 1, 2012. The initial term of his employment agreement was for a period commencing on April 12, 2007, and expiring on the fifth anniversary thereof. The term of his employment agreement is automatically renewed for successive renewal terms of one year unless either party elects not to renew by giving written notice to the other party not less than 60 days prior to the start of any renewal term.

Mr. Smith’s employment may be terminated as follows:

•	Upon his death or disability (as defined in the agreement)

•	By Outback Steakhouse for Cause. “Cause” is defined to include: (i) any dishonesty in his dealing with Outback Steakhouse, the commission of fraud by him, negligence in the performance of his duties, insubordination, willful misconduct, or his conviction (or plea of guilty or nolo contendere) of any felony or any other crime involving dishonesty or moral turpitude; (ii) any violation of any covenant or restriction contained in specified sections of his employment agreement; or (iii) any violation of any material published policy of Outback Steakhouse or its affiliates

•	At the election of Outback Steakhouse, including upon the sale of a majority ownership interest in Outback Steakhouse or substantially all the assets of Outback Steakhouse or in the event of a determination by Outback Steakhouse to cease business operations

•	By Outback Steakhouse in its sole discretion, for any or no reason

For all purposes of his agreement, termination for Cause shall be deemed to have occurred on the date of the executive’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.

Mr. Smith’s employment agreement provides that he will only receive severance benefits in the event of a termination of employment if his employment is terminated under the circumstances described in the last bullet above. In this case, he will be entitled to receive severance compensation equal to the sum of his base salary then in effect payable bi-weekly for one year.

A change in control does not trigger any severance payments to Mr. Smith under his employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Mr. Smith would be entitled to receive the benefits described above under “—Change in Control Plan.”

Equity Awards

As a general matter, unless otherwise provided in an individual’s award agreement or other agreement, and depending on the reason for termination, upon a termination of employment or service all unvested equity awards will terminate and vested stock options must be exercised within certain limited time periods after the date of termination. If the individual’s employment or service is terminated for cause (as defined in the award or other applicable agreement), all stock options, whether vested or unvested, will terminate immediately.

The Compensation Committee may provide for accelerated vesting of an award upon, or as a result of events following, a change of control. This may be done in the award agreement or in connection with the change of control. In the event of a change of control, the Compensation Committee may also cause an award to be canceled in exchange for a cash payment to the participant or cause an award to be assumed by a successor corporation.

Our forms of award agreements under the 2012 Equity Plan provide as follows:

•	Restricted stock and restricted stock units awards to our directors become fully vested upon a change of control

•	Restricted stock awards for our employees and consultants provide that upon a change of control (a) restricted stock that remains outstanding or is exchanged or converted into securities of the acquiring or successor entity will continue to vest in accordance with the terms set forth in the award agreement and (b) if the restricted stock will be canceled in exchange for cash consideration, (x) in the case of awards held by our executive officers at the time of such change of control, the restricted stock will instead be converted into a right to receive such cash consideration upon satisfaction of the vesting and other terms and conditions of the award agreement in effect immediately prior to the change of control and (y) in the case of other award recipients, the award will fully vest and be exchanged for the cash consideration at the time of the change of control

•	PSU awards provide that if the award recipient’s employment or other service status with us terminates, the award will terminate as to any units that are unvested at the time of such termination, unless (a) such termination is due to death or disability, in which case a pro rata portion of the award shall vest based on the portion of the performance period for which service was provided, or (b) the termination occurs before the vesting date but after the end of the performance period and is other than for cause (as defined in the agreement), in which case the applicable number of units will vest for that performance period as if such termination had not occurred

In addition, as described above under “—Change in Control Plan,” in the event of a qualifying termination within the 24 months following a change in control, each of our named executive officers will be entitled to accelerated vesting of all outstanding equity awards.

42    Bloomin’ Brands, Inc. — 2016 Proxy Statement

Stock Options: Ms. Smith

Pursuant to the terms of Ms. Smith’s option agreement dated November 16, 2009, the vested stock options will remain outstanding for a period ranging from 90 days to three years in the case of a termination of Ms. Smith’s employment, depending on the type of option and the nature of the termination, except that all options will be forfeited on a termination for Cause.

Restrictive Covenants

Each of the named executive officers is subject to non-competition and other restrictive covenants under his or her employment agreement or offer of employment. Based on the terms of their agreements, each named executive officer has agreed not to compete with us during his or her employment and for 24 months following a termination of employment for any reason. Each named executive officer’s continued compliance with this non-competition covenant is a condition to our obligation to pay the severance amounts due under his or her employment agreement or offer of employment.

Executive Benefits and Payments Upon Separation

The table below reflects the amount of compensation payable under the arrangements described above to the individuals serving as named executive officers, following a termination of employment (i) by us without Cause or by the executive for Good Reason without a change in control, (ii) by us without Cause or by the executive for Good Reason, following a change in control assuming that such termination constitutes a qualifying termination under the Change in Control Plan, (iii) by the executive voluntarily, (iv) as a result of disability or (v) as a result of death, in each case, assuming that such termination of employment occurred on December 27, 2015.

No payments or benefits are due to the named executive officers following a termination of employment for Cause. The table assumes that the change in control transaction resulted in per share consideration of $17.10, which was the closing price per share of our common stock on the NASDAQ Global Select Market on December 24, 2015, last market day of our fiscal year. The actual amounts to be paid upon a termination of employment or a change in control can only be determined at the time of such executive’s separation from us, or upon the occurrence of a change in control (if any).

Named Executive Officer	Executive Payments and Benefits Upon Separation(1)	Involuntary Termination Without Cause or Termination by Executive for Good Reason Without Change in Control ($)	Involuntary Termination Without Cause or Termination by Executive for Good Reason With Change in Control ($)	Voluntary Termination ($)	Disability ($)	Death ($)
Elizabeth A. Smith	Severance	3,500,000	5,000,000	—	—	—
	Equity Awards(2)	—	3,464,572	—	—	—
	Health and Welfare Benefits	—	20,858	—	—	—

	Total	3,500,000	8,485,430	—	—	—

David J. Deno	Severance	650,000	1,803,750	—	—	—
	Equity Awards(2)	—	1,463,554	—	—	—
	Health and Welfare Benefits	—	15,240	—	—	—

	Total	650,000	3,282,544	—	—	—

Gregg D. Scarlett	Severance(3)	—	1,248,750	—	—	—
	Equity Awards(2)	—	661,975	—	—	—
	Health and Welfare Benefits	—	20,569	—	—	—

	Total	—	1,931,294	—	—	—

Sukhdev Singh	Severance(3)	—	1,318,125	—	—	—
	Equity Awards(2)	—	1,528,928	—	—	—
	Health and Welfare Benefits	—	20,858	—	—	—

	Total	—	2,867,911	—	—	—

Jeffrey S. Smith	Severance(3)	580,000	1,609,500	—	—	—
	Equity Awards(2)	—	1,088,005	—	—	—
	Health and Welfare Benefits	—	20,858	—	—	—

	Total	580,000	2,718,363	—	—	—

(1)	Amounts in the table do not include amounts for accrued but unpaid base salary, annual bonus or other expenses.

(2)	Amounts represent intrinsic value of unvested in-the-money stock options since the fair market value of a share of our common stock, as of December 24, 2015,was greater than the exercise price of the stock options held by the named executive officers. Certain stock option grants were out-of-the-money as of the fiscal year end and are included above with a value of $0. Amounts exclude intrinsic value of vested in-the-money stock options.

(3)	Severance for each of Messrs. Scarlett, Singh and Smith (base salary in effect at termination) is only payable upon termination of employment by us without cause (as defined in their offer of employment or employment agreement).

Bloomin’ Brands, Inc.—2016 Proxy Statement    43

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written Code of Business Conduct and Ethics and a Related Party Transactions Policy, which supplements the Code of Business Conduct and Ethics, that apply to our directors, officers, and employees, including our executive officers. These policies require disclosure to and review by the Chief Legal Officer or the Audit Committee, as applicable, the material terms of any related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction.

The transactions below were reviewed under our Code of Business Conduct and Ethics and Related Party Transactions Policy.

Arrangements With Our Sponsors and Founders

Stockholders Agreement

On April 29, 2014, we terminated our stockholders agreement with an investor group comprised of funds advised by Bain Capital, LLC and others (collectively, our “Sponsors”) and Chris T. Sullivan, Robert D. Basham, and J. Timothy Gannon (our “Founders”), and we entered into a new Stockholders Agreement with Bain Capital (OSI) IX, L.P., Bain Capital (OSI) IX Coinvestment, L.P., BCIP TCV, LLC, Bain Capital Integral Investors 2006, LLC, and BCIP Associates—G (collectively, the “Bain Funds”). Pursuant to the new Stockholders Agreement, as long as the Bain Funds beneficially owned at least 3% of our outstanding common stock, they had the right to designate two nominees for election to our Board of Directors, with each nominee to serve in a separate class. The Bain Funds were also entitled to have one of their nominees serve on each committee of our Board of Directors, other than the Audit Committee, subject to applicable law and NASDAQ rules. The Bain Funds’ rights to designate nominees for the Board and its committees terminated on March 4, 2015, when they ceased to own any of our outstanding common stock.

Registration Rights Agreement

On April 29, 2014, we terminated our registration rights agreement with our Sponsors and Founders and certain other stockholders and entered into a new registration rights agreement with the Bain Funds, certain entities associated with, and family members of, Chris T. Sullivan, one of our Founders and a director, and Elizabeth A. Smith, our Chairman and Chief Executive Officer (the “Registration Rights Agreement”). The Registration Rights Agreement provides the parties thereto with certain demand and “piggyback” registration rights. We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the Registration Rights Agreement. The Registration Rights Agreement also contains customary terms and conditions related to various matters, including registration procedures, lock-up agreements and permitted transfers and indemnification and contribution. The Bain Funds’ right to registration of their shares terminated on March 4, 2015, when they ceased to hold any shares of our common stock.

Lease Payments

In 2015, MVP LRS, LLC (“MVP”), an entity owned primarily by our Founders, including Chris T. Sullivan, who is one of our directors, paid us approximately $0.6 million in lease payments. These leases were originally for two restaurants in the Lee Roy Selmon’s concept, which was purchased from us in 2008. In 2014, MVP converted one of the Lee Roy Selmon’s restaurants to a Glory Days restaurant and we entered into a new lease with MVP for the Glory Days restaurant. We also guarantee lease payments by MVP under two leases with third parties.

Tabletop Point of Sale and Mobile Application Services

In 2015, we evaluated tabletop point of sale services provided by Menupad, Inc. (“Menupad”), and mobile application services provided by Omnivore Technologies, Inc. f/k/a Positronics Technologies, Inc. (“Omnivore”). Both of these companies are owned, in part, by Chris T. Sullivan, one of our Founders and a director, or by entities he owns or controls. In 2015, we did not make any payments to Menupad, and we paid Omnivore approximately $38,000.

At the conclusion of our evaluation process, we decided not to move forward with Menupad in order to focus our resources on the development of our mobile applications. Accordingly, we entered into an engagement with Omnivore for services related to the development of our Connected Customer mobile application. We anticipate making payments totaling $0.3 million to Omnivore in 2016.

44    Bloomin’ Brands, Inc. — 2016 Proxy Statement

Other Arrangements

Director and Executive Officer Investments and Employment Arrangements

Jeffrey S. Smith, our Executive Vice President and President of Outback Steakhouse, has made investments in the aggregate amount of approximately $0.4 million in eleven Outback Steakhouse restaurants, thirteen Carrabba’s Italian Grill restaurants and eleven Bonefish Grill restaurants. Mr. Smith received distributions of approximately $0.1 million in the year ended December 27, 2015 from his ownership interests in these 35 restaurants.

Gregg Scarlett, our Executive Vice President and President of Bonefish Grill, has made investments in the aggregate amount of approximately $0.3 million in three Outback Steakhouse restaurants and two Bonefish Grill restaurants. Mr. Scarlett received distributions of approximately $0.1 million in the year ended December 27, 2015 from his ownership interests in these five restaurants.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Bloomin’ Brands contained in our Annual Report on Form 10-K for the 2015 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Bloomin’ Brands.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Bloomin’ Brands, Inc.’s Annual Report on Form 10-K for its 2015 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

John J. Mahoney, Chairman

James R. Craigie

Tara Walpert Levy

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2017 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than November 11, 2016. Such proposals should be delivered to Bloomin’ Brands, Inc., Attn: Corporate Secretary, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607 (and we encourage you to send a copy via email to CorporateSecretary@bloominbrands.com).

Stockholders who intend to submit nominations to the Board of Directors or present other proposals for consideration at our 2017 annual meeting (other than proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy materials) must comply with all provisions of our bylaws with respect to such nominations and proposals and provide timely written notice thereof. To be timely for our 2017 annual meeting, notice must be delivered to our Secretary at our principal executive offices no earlier than December 24, 2016, and no later January 23, 2017. However, in the event that our 2017 annual meeting is to be held on a date that is not within 30 calendar days before or after April 22, 2017, to be timely, notice must be so delivered not later than the tenth calendar day following the date on which public announcement of the date of the 2017 annual meeting is first made.

Bloomin’ Brands, Inc.—2016 Proxy Statement    45

PROXY SOLICITATION AND COSTS

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries, custodians and other nominees holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Bloomin’ Brands will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials, you may write or call the Bloomin’ Brands Investor Relations Department at Bloomin’ Brands, Inc., 2202 North West Shore Boulevard. Suite 500, Tampa, Florida 33607, Attention: Investor Relations, telephone (813) 830-5311.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one copy in the future, are asked to contact Computershare (if a registered holder) or their bank, broker or other nominee (if a beneficial holder) to request information about householding.

FORM 10-K

We will mail without charge, upon written request, a copy of the Bloomin’ Brands Annual Report on Form 10-K for the fiscal year ended December 27, 2015, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Bloomin’ Brands Investor Relations Department at Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607, Attention: Investor Relations, telephone (813) 830-5311. The Annual Report on Form 10-K is also available in the Investors section at www.bloominbrands.com.

46    Bloomin’ Brands, Inc. — 2016 Proxy Statement

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented for stockholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matter in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Kelly Lefferts
Secretary

Dated: March 11, 2016

Bloomin’ Brands, Inc.—2016 Proxy Statement    47

BLOOMIN’ BRANDS, INC. 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

1.	Purpose and Duration

1.1 Purpose. The purpose of the Plan is to promote the interests of the Company and its stockholders by: (i) providing a means for the Company and its affiliates to attract and retain employees, officers, consultants, advisors, and directors who will contribute to the Company’s long-term growth and success; and (ii) providing such individuals with incentives which will align the interests of such individuals with those of the stockholders of the Company. Incentives available under this Plan include Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards and Other Awards.

1.2 Duration. The Plan shall commence on the Effective Date, as described in Section 2.18, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Section 13, until all Shares subject to the Plan shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date (but unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to the tenth (10th) anniversary of the Effective Date may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan with respect to such Award, shall extend beyond such date).

1.3 Successor Plan. The Plan shall be treated as a successor to the Bloomin’ Brands, Inc. 2012 Incentive Award Plan.

2.	Definitions

The following terms shall have the meanings set forth below:

2.1 “Acquired Organization” means an entity that was acquired by the Company through a merger, consolidation, combination, exchange of shares, acquisition or other business transaction.

2.2 “Acquired Plan” means the incentive plan established by an Acquired Organization or any awards outstanding thereunder.

2.3 “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

2.4 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards or Other Awards.

2.5 “Award Agreement” means any written agreement, contract, certificate or other instrument or document, which may be in electronic format, evidencing the terms and conditions of an Award granted under the Plan.

2.6 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule13d-3 and Rule 13d-5 of the Exchange Act.

2.7 “Beneficiary” means a person named by a Participant who is entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of such Participant’s death. If no such person is named by a Participant, or if no Beneficiary designated by such Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at such Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

2.8 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.9 “Cause” means:

(i) If the Participant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or

(ii) If no employment or service agreement exists, or if such employment or service agreement does not define Cause, the definition contained in the Award Agreement.

2.10 “Change in Control” of the Company shall mean the occurrence of any one or more of the following events:

(i) any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the 60-day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) during any twelve-month period, a majority of the members of the Board is replaced by individuals who were not members of the Board as of the beginning of such period and whose election by the Board or nomination for election by the Company’s stockholders was not approved by a vote of at least a majority of the directors then still in office who either were directors as of the beginning of such period or whose election or nomination for election was previously so approved (an individual whose initial assumption of office is in connection with or as a result of an actual or threatened election contest relating to the election or removal of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board of Directors); or

(iii) consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) 50% or more of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv) consummation of a sale or disposition of all or substantially all of the assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition).

2.11 “Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

2.12 “Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board to administer the Plan. If the Committee does not exist or cannot function for any reason or if the Board withdraws the Committee’s authority to administer the Plan, references to the Committee shall mean the Board or such other committee of the Board as designated by the Board.

2.13 “Common Stock” means the common stock, par value of $.01, of the Company, or any security issued by the Company in substitution or exchange therefor or in lieu thereof.

2.14 “Company” means Bloomin’ Brands, Inc., a Delaware corporation, and any successor thereto.

2.15 “Continuous Service” means the absence of any interruption or termination of service as an Employee, Director or Key Person. Continuous Service Status shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Affiliates or their respective successors. A change in the capacity in which the Participant renders services to the Company, its Affiliates or their respective successors as an Employee, Director or Key Person will not constitute an interruption of Continuous Service Status.

2.16 “Director” means a member of the Board.

2.17 “Disability” means:

(i) If the Participant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Disability, the definition contained therein;

(ii) If no employment or service agreement exits, or if such employment or service agreement does not define Disability, the definition contained in the Award Agreement; or

(iii) If no definition is provided by application of clauses (i) and (ii) of this section, then Participant’s physical or mental incapacity that renders him or her unable for a period of 90 consecutive days or an aggregate of 120 days in any 365 consecutive calendar day period to perform his or her duties to the Company or any Affiliate. Notwithstanding the foregoing, with respect to any Incentive Stock Option, “Disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code.

To the extent the vesting or payment of any Award hereunder is accelerated by reason of a Participant’s Disability, no such acceleration shall occur until the Participant experiences a Separation from Service.

2.18 “Effective Date” shall mean the date that this Plan is approved by the stockholders at the annual meeting of stockholders to be held in 2016.

2.19 “Employee” means any person employed by the Company or any Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or applicable laws.

2.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder, or any successor act thereto.

2.21 “Fair Market Value” means, as of any date, the value of a Share, which shall be an amount equal to the closing price of a Share on a given date (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange or inter-dealer quotation system on which the Shares are quoted or traded. If Shares are not so quoted or traded, fair market value as determined by the Committee, and with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.22 “409A Guidance” means the regulations and other guidance issued under Section 409A of the Code.

2.23 “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Section 6, which is intended to meet the requirements of Section 422 of the Code.

2.24 “Insider” means an individual who is, on the relevant date, subject to Section 16 of the Exchange Act due to his or her status with the Company.

2.25 “Key Person” means a consultant or advisor other than an Employee or Director who is a natural person and provides bona fide services to the Company or a Subsidiary or an Affiliate (other than services in connection with the offer and sale of securities in a capital-raising transaction, or that directly or indirectly promote or maintain a market in the Company’s securities).

2.26 “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Section 6 and which is not intended to be treated as an ISO under Section 422 of the Code.

2.27 “Other Award” means a cash-based or stock-based award grant made pursuant to Section 10.

2.28 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Section 6.

2.29 “Option Price” means the price at which a Share may be purchased by a Participant upon the exercise of an Option.

2.30 “Participant” means an Employee, Director or Key Person who is eligible to receive an Award or who has an outstanding Award granted under the Plan.

2.31 “Performance Award” shall mean an Award granted pursuant to Section 9.

2.32 “Performance-based Exception” means the performance-based exception from the deduction limitations of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e).

2.33 “Performance Period” means one or more periods of time, as the Committee may select, over which the attainment of one or more performance goals will be measured for the purpose of determining a Participant’s right to and payment of a Performance Award.

2.34 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.35 “Prior Plan” means the Bloomin’ Brands, Inc. 2012 Incentive Plan or the OSI Restaurant Partners, LLC 2007 Equity Incentive Plan.

2.36	“Restricted Stock” means a Shares awarded to a Participant pursuant to Section 8 herein.

2.37 “Restricted Stock Unit” or “RSU” means an unsecured and unfunded promise to deliver a Share in the future pursuant to Section 8 herein, the terms and conditions of which shall be specified in the related Award Agreement.

2.38 “Retirement” has the meaning determined by the Committee in its sole discretion, and set forth in the applicable Award Agreement.

2.39 “Separation from Service” means a termination of the employment or other service relationship between the Participant and the Company meeting the requirements of Section 409A(a)(2)(A)(i) of the Code.

2.40 “Share Reserve” shall have the meaning ascribed to such term in Section 5.1.

2.41 “Shares” means shares of the Common Stock.

2.42 “Stock Appreciation Right” or “SAR” means an Award, granted alone and designated as a SAR, pursuant to the terms of Section 7.

2.43 “Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company either directly or indirectly controls at least fifty percent (50%) of the voting interest or owns at least fifty percent (50%) of the value or capital or profits interest.

2.44 “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by an Acquired Organization.

2.45 “Successor Corporation” shall have the meaning ascribed to such term in Section 12.1.

3.	Eligibility and Participation

1. Eligibility. Persons eligible to participate in this Plan include:

(i) All Employees, Directors and Key Persons of the Company or an Affiliate.

(ii) Holders of equity-based awards granted by an Acquired Organization are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable listing standards of any stock market or exchange on which the Shares are listed. Subject to such applicable listing standards, the terms and conditions of such Substitute Awards shall be determined by the Committee in its sole discretion.

2. Participation.

(i) Subject to the provisions of the Plan, the Committee may from time to time select from all eligible Employees, Directors and Key Persons, those to whom Awards shall be granted and shall determine the nature and amount of each Award, and Awards may be granted to Participants at any time and from time to time as shall be determined by the Committee, including in connection with any other compensation program established by the Company.

(ii) Eligibility for participation in this Plan is not a guaranty or grant of a right to be selected to receive an Award, and being selected to receive an Award is not a representation or guaranty of being selected to receive any additional Awards. Selection is at the sole discretion of the Committee.

4.	Administration

4.1 General. The Plan shall be administered by the Committee.

4.2 Authority of the Committee. Subject to the terms of the Plan and applicable law, the Committee (or, to the extent permitted hereby, its delegate) shall have full power and authority to:

(i)	designate Participants;

(ii)	determine the type or types of Awards to be granted to each Participant under the Plan;

(iii)	determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards;

(iv)	determine the terms and conditions of any Award;

(v)	determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vi)	determine whether, to what extent and under what circumstances a tax withholding obligation may be satisfied in cash, Shares, other Awards, or other property;

(vii)	determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(viii)	interpret, administer and reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(ix)	establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(x)	determine that the limits in Section 5.3 are not applicable in connection with a Participant’s termination due to death, disability or a Change in Control; and

(xi)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

4.3 Delegation. The Committee may delegate its power, authority and duties as identified herein to a subcommittee, except (a) for the power and authority to grant Awards to Insiders or Awards intended to satisfy the Performance-based Exception (unless the delegation is to a subcommittee that complies with the exemption requirements of Rule 16b-3 or Section 162(m), as applicable, as such regulations may be amended from time to time or any successors thereto) and (b) as otherwise prohibited by law. In addition to the delegation authority provided by the previous sentence, to the extent permitted by applicable law or rule of the applicable stock market or exchange on which the Shares are listed, the Committee may delegate to one or more officers of the Company the authority to grant Options, SARs, Restricted Stock and Restricted Stock Units to Participants that are not Insiders.

4.4 Decisions Binding. All determinations and decisions made by the Board, the Committee or the Committee’s delegate pursuant to the provisions of the Plan and all related orders and resolutions of the Board, the Committee or the Committee’s delegate shall be final, conclusive and binding on all persons, including the Company, its stockholders, Employees, Directors, Key Persons and their estates and beneficiaries.

4.5 Committee Composition. To the extent necessary or desirable to comply with applicable regulatory regimes, any action by the Committee shall require the approval of Committee members who are (i) independent, within the meaning of and to the extent required by applicable rulings and interpretations of the applicable stock market or exchange on which the Shares are listed; (ii) non-employee directors within the meaning of Rule 16b-3 under the Exchange Act; and (iii) outside directors pursuant to Section 162(m) of the Code. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee.

5.	Shares Subject to the Plan and Maximum Awards

5.1 Number of Shares Available for Grants. Subject to adjustment in accordance with Section 5.6, the maximum aggregate number of Shares that may be granted pursuant to Awards shall not exceed 10.1 million (10,100,000) Shares, reduced for each share subject to an award granted under any Prior Plan after December 27, 2015, (the “Share Reserve”). Subject to Section 5.5, all Shares are available for issuance under the Plan and may be used for any type of Award under the Plan, and any or all of the Shares reserved for issuance under the Plan shall be available for issuance pursuant to the ISOs.

The share reserve shall not be reduced for Substitute Awards. Any shares of stock of an Acquired Organization available for future awards under an Acquired Plan (as adjusted and converted into Shares in accordance with the terms of the business transaction) shall be added to the number of Shares available for Awards under the Plan, subject to applicable stockholder approval and stock exchange requirements, unless the terms of the business transaction require such Acquired Plan to be maintained as a separate plan following the completion of the business transaction.

5.2 Limitations on Grants to Individual Participants. Subject to adjustment as provided in Sections 5.6, the following limits apply:

(i) The maximum number of Shares subject to Awards that may be granted under the Plan, pursuant to Options and Stock Appreciation Rights, in a fiscal year to any Participant, other than a Director that is not an Employee, is five hundred thousand (500,000) Shares for each type of Award;

(ii) The maximum number of Shares subject to Awards that may be granted as Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Awards that are denominated in Shares, in a fiscal year to any Participant, other than a Director that is not an Employee, is five hundred thousand (500,000) Shares for each type of Award; and

(iii) Assuming a maximum payout, the maximum value of any cash-based Performance Award intended to qualify for the Performance-based Exception granted in a fiscal year to any Participant shall not exceed ten million dollars ($10,000,000).

5.3 Minimum Vesting Period. Except with respect to a maximum of five percent (5%) of the Share Reserve, as may be adjusted pursuant to the terms of this Plan, and except in connection with a Change in Control, no appreciation awards, which include stock options and SARs, will provide for vesting which is any more rapid than vesting on the one (1) year anniversary of the grant date.

5.4 Maximum Awards for Directors. The maximum aggregate number of Shares subject to Awards granted during a single fiscal year to any Director who is not an Employee, taken together with any cash fees paid to such Director during such fiscal year, shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes).

5.5 Share Counting. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the limit set forth in Section 5.1 and for purposes of Section 5.7 as one (1) Share for every one (1) Share delivered under the Award. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two and one tenth (2.1) Shares for every one (1) Share delivered under those Awards.

The Share Reserve shall not be reduced for Awards that may be settled solely in cash pursuant to their terms.

5.6 Adjustments in Authorized Shares. If the Company effects a subdivision or consolidation of Shares or other capital adjustment, the number and class of Shares which may be delivered under Section 5.1, the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and the Award limits set forth in Sections 5.2, shall be adjusted in the same manner and to the same extent as all other Shares. If there are material changes in the capital structure of the Company resulting from: (i) the payment of a special dividend (other than regular quarterly dividends) or other distributions to stockholders without receiving consideration therefore; (ii) the spin-off of a Subsidiary; the sale of a substantial portion of the Company’s assets; (iii) a merger or consolidation in which the Company is not the surviving entity; or (iv) other extraordinary non-recurring events affecting the Company’s capital structure and the value of Shares, the Committee shall make equitable adjustments in the number and class of Shares which may be delivered under Section 5.1, the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and the Award limits set forth in Sections 5.2, to prevent the dilution or enlargement of the rights of Award recipients. Following any such adjustment, the number of Shares subject to any Award shall always be a whole number. No adjustment shall be made to an Option or SAR to the extent that it causes such Option or SAR to provide for a deferral of compensation subject to Section 409A of the Code and the 409A Guidance.

5.7 Increase to Share Reserve. If any Shares subject to an Award, or an award outstanding under a Prior Plan after December 27, 2015, are forfeited before vesting or any Award otherwise expires, terminates or is cash-settled or cancelled without the issuance of such Shares to a Participant, such Shares, to the extent of any such forfeiture, expiration, termination, cash-settlement or cancellation, shall again be available for grant under the Plan and be added to the Share Reserve.

Shares tendered to the Company or withheld by the Company under an Award, or an award outstanding under a Prior Plan after December 27, 2015, shall be deemed to have not been delivered to the Participant and shall be added to the Share Reserve.

5.8 Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

6.	Options

6.1 Grant of Options. Options may be granted to Participants in such number, upon such terms, and at such times as determined by the Committee; provided, however, that ISOs may be granted only to Participants who are Employees of the Company or a Subsidiary that is a “subsidiary” of the Company within the meaning of Section 424(f) of the Code. ISOs shall not be granted to any person who owns or is deemed to own pursuant to Section 424(d) of the Code stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates, unless the exercise price of the option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share at the grant date and the option is not exercisable after the expiration of five years from the grant date. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as NQSOs.

Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an ISO fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code.

6.2 Award Agreement. Options granted under this Plan shall be evidenced by an Award Agreement, which shall specify whether the Option is intended to be an ISO or a NQSO.

6.3 Option Price. Except with respect to an Option that is a Substitute Award, the Option Price for each Option shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date as of which the Option is granted (or, in the case of an ISO, granted to a person identified in Section 6.1 above, one hundred and ten percent (110%) of the Fair Market Value of a Share). Notwithstanding the foregoing, an ISO may be granted with a lower Option Price if such ISO is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code, and a NQSO may be granted with a lower Option Price if such NQSO is a Substitute Award granted in a manner satisfying the provisions of Section 409A of the Code.

6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable after the expiration of the ten-year (10) period beginning on the date of its grant. If determined by the Committee in its discretion, on such terms and conditions and under such circumstances as the Committee shall establish, which may be applied differently among Participants or Awards, Options will be deemed exercised by the Participant (or in the event of the death of or authorized transfer by the Participant, by the Beneficiary or transferee) on the expiration date of the Option using a net share settlement (or net settlement) method of exercise to the extent that as of such expiration date the Option is vested and exercisable and the per share exercise price of the Option is below the Fair Market Value of a Share on such expiration date.

6.5 Vesting and Exercisability of Options. Options shall become vested and exercisable at such times and conditions and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant, as set forth in the Award Agreement.

6.6 Exercise of Options. Options may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

6.7 Payment. Unless otherwise provided under the terms of an Award Agreement, or as otherwise determined by the Committee, the Option Price shall be payable to the Company in full at the Participant’s option, either: (a) in cash or its equivalent, (b) by tendering previously acquired Shares having an aggregate value at the time of exercise equal to the total Option Price, (c) through a reduction in the number of Shares received through the exercise of the Option (net share settlement), or (d) by a combination of (a), (b) and (c). Subject to any governing rules or regulations, as soon as practicable after receipt of notification of exercise and full payment, the Company shall transfer Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).

In the event that a Participant chooses option (b), above, and unless otherwise specifically provided in the Award Agreement, the Participant shall tender only Shares that have been held for more than six months (or such longer or shorter period of time required to avoid a change to earnings for financial accounting purposes).

7.	Stock Appreciation Rights (SARs)

7.1 Grant of SARs. SARs may be granted to Participants in such number, upon such terms and at such times as determined by the Committee. A SAR granted in connection with an Option shall become exercisable, be transferable and shall expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall become exercisable, be transferable and shall expire in accordance with a vesting schedule, transferability rules and expiration provisions as established by the Committee and reflected in an Award Agreement. Except with respect to an SAR that is a Substitute Award and is granted in a manner that satisfies Section 409A of the Code, the grant price of a SAR shall be at least equal to the Fair Market Value of a Share on the date of grant of the SAR

7.2 Vesting and Exercisability of SARs. SARs shall become vested and exercisable at such times and conditions and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant, as set forth in the Award Agreement.

7.3 Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.4 Duration of SARs. The term of a SAR shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years. If determined by the Committee in its discretion, on such terms and conditions and under such circumstances as the Committee shall establish, which may be applied differently among Participants or Awards, SARs will be deemed exercised by the Participant (or in the event of the death of or authorized transfer by the Participant by the Beneficiary or transferee) on the expiration date of the SAR to the extent that as of such expiration date the SAR is vested and exercisable and the per share exercise price of the SAR is below the Fair Market Value of a Share on such expiration date.

7.5 Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying the difference between the Fair Market Value of a Share on the date of exercise over the grant price, by the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, in Shares of equivalent value, or in some combination thereof. The Committee’s determination regarding the form of payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

8.	Restricted Stock and Restricted Stock Units (RSUs)

8.1 Grant of Restricted Stock or RSUs. Restricted Stock or RSUs may be granted to Participants in such amounts, upon such terms and at such times as determined by the Committee.

8.2 Value of Restricted Stock or RSUs. Each RSU shall have a value at the time of payment equal to the Fair Market Value of one Share as of such date.

8.3 Restrictions. The Committee shall impose conditions and/or restrictions on Restricted Stock or RSUs as it may deem advisable including, without limitation, time-based restrictions and/or restrictions based upon the achievement of specific performance goals. Restricted Stock or RSUs shall be forfeited to the extent that a Participant fails to satisfy the applicable conditions and/or restrictions. All such conditions and/or restrictions shall be set forth in the applicable Award Agreement.

Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock. The Company may retain possession of Shares of Restricted Stock until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

8.4 Lapse of Restrictions, Payment of Restricted Stock or RSUs. Except as otherwise provided in the Award Agreement or as required by applicable law, Shares of Restricted Stock shall become freely transferable by the Participant as soon as practicable after all applicable conditions and/or restrictions have been satisfied. Except as otherwise provided in the Award Agreement or as required by applicable law, RSUs shall be settled as soon as practicable after all applicable conditions and/or restrictions with respect to such RSUs have been satisfied, in the form of cash or in Shares (or in a combination thereof) as determined by the Committee and set forth in the Award Agreement. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which all applicable conditions and/or restrictions have been satisfied.

9.	Performance Awards

9.1 Grant of Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in each case not inconsistent with the provisions of the Plan, as the Committee shall determine. Performance Awards may be denominated as a cash amount, a number of Shares, a number of units referencing a cash amount, a number of Shares or other property, or a combination thereof, and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. Settlement of Performance Awards may be in cash, Shares, other Awards, other property, net settlement, or any combination thereof as specified by the Committee. The Committee shall specify the circumstances in which, and the extent to which, Performance Awards shall be paid or forfeited in the event of termination of a Participant’s Continuous Service Status, and shall specify the time and form with respect to which such Award shall be settled.

The Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to earn the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, including but not limited to the performance measures specified in Section 9.4 below. Performance Awards will be settled only after the end of the relevant Performance Period and upon certification of the satisfaction of the performance measures by the Committee. Any settlement of an Award intended to qualify for the Performance-based Exception that changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify for the Performance-based Exception.

9.2 Performance Based Exception. If the Committee deems it appropriate to make an Award that is intended to qualify for the Performance-based Exception, then any such Award shall satisfy the requirements of this Section 9 and the requirements of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e), including the inability to increase the amount of compensation that would otherwise be payable upon the attainment or failure to obtain a performance goal; provided, however, that the Committee may exercise negative discretion as long as such exercise will not result in an increase in the amount of compensation. Such Awards, in the Committee’s discretion, may be made in connection with any other compensation program established by the Company. Notwithstanding the preceding sentence, the grant of an Option or SAR is not subject to this Section 9.

9.3 Objective Performance Goals. The compensation attributable to an Award subject to the Performance-based Exception must be paid solely on account of the attainment of one or more pre-established, objective performance goals in accordance with Section 162(m) of the Code and the regulations thereunder. A performance goal will be considered pre-established if it is established in writing by the Committee not later than ninety (90) days after the commencement of the Performance Period; provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal or goals. A performance goal is not pre-established if it is established after twenty-five percent (25%) of the Performance Period has elapsed. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met.

Performance goals must be based on one or more of the performance measures set forth in Section 9.4 that apply to the Participant, a business unit, a Subsidiary or the Company as a whole.

9.4 Performance Measures. One or more of the following performance measure(s) must be used to establish performance goals for Awards that are intended to qualify for the Performance-based Exception:

Sales, revenue, net sales, or gross revenues;

Revenue or sales growth or product revenue or sales growth;

Same store sales growth;

Earnings per share, including growth measures;

Pre-tax income, including growth measures;

Net income, including growth measures;

Return measures, including, but not limited to:

Return on assets or net assets;

Return on equity;

Return on operating capital;

Return on invested capital; and

Return on sales;

Cash flow return on investments which equals net cash flows divided by stockholders’ equity;

Earnings before interest and taxes, including growth measures;

Earnings before or after taxes, interest, depreciation and/or amortization, including growth measures;

Debt reduction;

Financial ratios, including those measuring liquidity, activity, profitability or leverage;

Costs, reductions in cost, and cost control measures;

Share price, including growth measures;

Total stockholder return, including growth measures;

Market share;

Volume growth;

Customer growth;

Customer satisfaction;

Successfully completing divestitures and assets sales;

Successfully completing acquisitions;

Regulatory achievements or compliance;

Restaurant margins, including growth measures;

Reducing non-operations expenses/operating efficiencies;

Other operating efficiency measures or ratios;

Operating income, including growth measures;

Return on capital;

Return on capital employed;

Pre-tax income margin;

New unit growth;

New unit return on investment; and/or

Product development achievements.

Performance measures that are financial metrics may be determined pursuant to generally accepted accounting principles (“GAAP) or on a non-GAAP basis, as determined by the Committee.

At the time of establishment of the performance goals and within the time prescribed by, or otherwise in compliance with, Section 162(m) of the Code, the Committee may provide that one or more objectively determinable adjustments shall be made to one or more of the performance goals to reflect events including:

(i)	asset impairment expenses or write-downs;

(ii)	litigation, claims, judgments or settlements;

(iii)	unusual, infrequently occurring, extraordinary or nonoperating items;

(iv)	restructurings,

(v)	acquisitions, divestures or discontinued operations,

(vi)	transaction-related expenses;

(vii)	stock dividends, splits, combinations or exchanges of stock; and

(viii)	the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.

9.5 Compliance with Section 162(m) of the Code. To the extent that the adjustments set forth in Section 9.4 affect Awards to Participants that are intended to qualify for the Performance-based Exception, such adjustments shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility. The Committee shall have full and absolute discretion to determine whether an Award granted under this Plan is intended to comply with the requirements of Section 162(m) of the Code and the regulations thereunder. In addition, in the event that changes are made to Section 162(m) of the Code to permit greater flexibility with respect to any Awards, the Committee may make any adjustments to the process described in this Section 9 it deems appropriate.

9.6 Committee Certification. The Committee must certify in writing, prior to payment of an Award intended to qualify for the Performance-based Exception, that the performance goals and any other material terms of the Award were in fact satisfied. Subject to the foregoing provisions of this Section 9, the Committee shall have the sole discretion to adjust Awards which are intended to qualify for the Performance-based Exception, either on a formula or discretionary basis, or any combination thereof, as the Committee determines is consistent with the requirements of Section 162(m) of the Code for deductibility. Approved written minutes of the Committee meeting in which the certification is made shall be treated as a written certification.

10.	Other Awards

The Committee may grant to Participants Other Awards that are denominated in cash or valued in whole or in part by reference to, or are otherwise based upon Shares, either alone or in addition to other Awards granted under this Plan. Other Awards may be settled in Shares, cash or any other form of property, as the Committee shall determine in its sole discretion. Subject to this Plan, the Committee shall have sole and complete authority to determine the Employees, Directors and Key Persons to whom and the time or times at which Other Awards shall be made, the number of Shares to be granted pursuant to such Other Awards and all other terms and conditions of Other Awards. Other Awards shall be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with this Plan as herein set forth.

11.	Provisions Applicable to All Awards

11.1 Award Agreement. Unless the Committee determines otherwise, each Award shall be evidenced by an Award Agreement. Such Award Agreement shall specify the terms of the Award, including without limitation, the type of the Award, the Option Price or grant price, if any, the number of Shares subject to the Award, the duration of the Award and such other provisions as the Committee shall determine.

11.2 Continuous Service/Death/Disability. Each Award Agreement shall set forth the governing terms and conditions in the event of the Participant’s death, Disability, and any interruption or termination of Participant’s Continuous Service.

11.3 Transferability of Awards. Except as otherwise provided otherwise in the Award Agreement, Awards and Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code or the Employment Retirement Income Security Act of 1974, as amended), and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative.

11.4 Restrictive Legends. All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

11.5 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional Shares or whether any fractional shares should be rounded, up or down, forfeited or otherwise eliminated.

12.	Change in Control

12.1 Effect of Change in Control. The Committee may (but shall not be required to) provide for accelerated vesting of an Award upon, or as a result of specified events following, a Change in Control, either in an Award Agreement or in connection with the Change in Control.

In the event of a Change in Control, the Committee may, among other alternatives, cause any Award:

(i) to be canceled in consideration of a payment in cash or other consideration to such Participant who holds such Award in an amount per share equal to the excess, if any, of the price or implied price per Share in a Change in Control over the per Share exercise or purchase price of such Award, which may be paid immediately or over the vesting schedule of the Award and, if the price or implied price per Share in a Change in Control is equal to or less than the per Share exercise or purchase price of such Award, the Award may be canceled for no consideration; or

(ii) to be assumed or a substantially equivalent Award shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”), unless the Successor Corporation does not agree to assume the award or to substitute an equivalent option or right (or agree to cashout the Award as provided in clause (i)), in which case such Award shall become fully vested immediately prior to the Change of Control and shall thereafter terminate. An Award shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Change in Control, as the case may be, each holder of an Award would be entitled to receive upon exercise of the award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the award at such time; provided that if the consideration to be received in the transaction is not solely common stock of the Successor Corporation, the Committee may, with the consent of the Successor Corporation, provide for the consideration to be received upon exercise of the assumed award to be solely common stock of the Successor Corporation. A transfer among the Successor Corporation and its affiliates shall not be deemed a termination of Participant’s Continuous Service.

12.2 Termination, Amendment and Modification of Change in Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision to the contrary, the provisions of this Section 12 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award granted under the Plan prior to the Change in Control without the prior written consent of the Participant to whom the Award was made; except that no action shall be permitted under this Section 12.2 that would impermissibly accelerate or postpone payment of an Award subject to Section 409A of the Code and the 409A Guidance.

13.	Amendment, Modification and Termination

13.1 Amendment, Modification and Termination. Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided that without the prior approval of the Company’s stockholders, no material amendment shall be made if stockholder approval is required by law, regulation or applicable listing requirement of any stock exchange upon which the Company’s common stock is then listed; provided, further that notwithstanding any other provision of the Plan or any Award Agreement, no such alteration, amendment, suspension or termination shall be made without the approval of the stockholders of the Company if the alteration, amendment, suspension or termination would increase the number of Shares available for Awards under the Plan, except as provided in Section 5.

13.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the prior written consent of the Participant to whom the Award was made. The Committee may amend any Award previously granted without the prior written consent of the Participant if such amendment does not adversely affect the Award in any material way and may amend any Award previously granted with the written consent of the Participant.

Other than pursuant to Section 5.6, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option or SAR after it is granted, (b) cancel an Option or SAR when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 2.10), or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are then listed.

13.3 Section 409A and Performance-based Exception Compliance. Notwithstanding any other provision of this Section 13, no adjustment described in Section 13.2 (unless the Committee determines otherwise at the time such adjustment is considered) and no termination, amendment, or modification of the Plan shall (a) cause an Award intended to satisfy the Performance-based Exception to fail to satisfy such Performance-based Exception, (b) impermissibly accelerate or postpone payment of an Award subject to Section 409A of the Code and the 409A Guidance, (c) cause an Option or SAR to provide for a deferral of compensation subject to Section 409A of the Code and the 409A Guidance, or (d) apply to any Award that otherwise is intended to satisfy the requirements of Section 409A of the Code and the 409A Guidance to the extent such action would cause compensation deferred under the applicable Award (and applicable earnings) to be included in income under Section 409A of the Code.

14.	Withholding

Unless the Participant elects to and satisfies such obligations otherwise, the Company shall make all payments or distributions pursuant to the Plan to a Participant net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary or Affiliate shall have the right to withhold from wages or other amounts otherwise payable to a Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes.

If the Participant shall fail to make such tax payments as are required, the Company or its Subsidiaries or Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants of methods to satisfy such tax payment obligations.

15.	Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company (to the extent permissible under applicable law) against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any bona fide claim, action, suit, or proceeding against such person or against the Company and in which he or she may be involved by reason of any action taken or failure to act by him or her under the Plan in his or her capacity as a member of the Committee or of the Board and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.	Waiver of Jury Trial

BY ACCEPTING AN AWARD UNDER THE PLAN, EACH PARTICIPANT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THE PLAN AND ANY AWARD, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BY ACCEPTING AN AWARD UNDER THE PLAN, EACH PARTICIPANT CERTIFIES THAT NO OFFICER, REPRESENTATIVE OR ATTORNEY OF THE COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.

17.	Miscellaneous

17.1 Number. Except where otherwise indicated by the context, the plural shall include the singular and the singular shall include the plural.

17.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

17.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. In the event that such laws, rules, and/or regulations prohibit the grant of Awards and/or issuance of Shares under the Plan, or if such actions are prohibited by or approvals cannot be obtained from governmental agencies or national securities exchanges, the Company shall be relieved from liability for failure to grant Awards and/or failure to issue and sell Shares upon exercise of an Award.

17.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3(b)(3) of the Exchange Act or its successors. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

17.5 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

17.6 Plan Controls. Unless expressly stated otherwise in the Plan, in the event of any conflict between the provisions of an Award Agreement and the Plan, the Plan shall control, and the conflicting provisions of the Award Agreement shall be null and void ab initio.

17.7 Repayment of Awards; Forfeiture. The Committee hereby reserves the right to seek repayment or recovery of an Award, including any Shares subject to or issued under an Award or the value received pursuant to an Award, as appropriate, notwithstanding any contrary provision of the Plan, per the Company’s Compensation Recovery Policy, as it may be amended from time to time, or any successor policy thereto. In addition, any Award, including any Shares subject to or issued under an Award or the value received pursuant to an Award is subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time, and is also subject to any applicable law or regulation or the standards of any stock exchange on which the Shares are then listed that provide for any such recovery, recoupment, clawback and/or forfeiture. The Committee may also specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s employment for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

17.8 Section 409A Compliance. It is intended that the Awards are either exempt from the requirements of Section 409A of the Code and the 409A Guidance or will satisfy the requirements of Section 409A of the Code and the 409A Guidance (in form and operation) so that compensation deferred under an applicable Award (and applicable earnings) shall not be included in income under Section 409A of the Code, and the Plan will be construed to that effect. Notwithstanding anything else in the Plan, if the Board determines a Participant to be one of the Company’s “specified employees” under Section 409A of the Code at the time of such Participant’s Separation from Service in accordance with the identification date specified in the 409A Guidance and the amount hereunder is “deferred compensation” subject to Section 409A, then any distribution that otherwise would be made to such Participant with respect to this Award as a result of such termination shall not be made until the date that is six months after such Separation from Service or , if earlier, the date of the death of the Participant.

However, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any person for any equity award under Section 409A of the Code. If an Award is subject to Section 409A of the Code and the 409A Guidance, the Award Agreement will incorporate and satisfy the written documentation requirement of Section 409A of the Code and the 409A Guidance either directly or by reference to other documents. Notwithstanding the foregoing, the Company and the Committee shall not have any liability to any Participant for taxes or penalties under Section 409A of the Code, and the Company and the Committee shall not have any obligation to indemnify any Participant for any taxes or penalties under Section 409A of the Code.

17.9 Stockholder Rights. Except as provided in the Plan or an Award Agreement, no Participant or Beneficiary shall have any rights as a stockholder with respect to Shares subject to an Award until such Shares are delivered to the Participant or the Beneficiary, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Shares are delivered.

17.10 No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

17.11 Sub-plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax, or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

17.12 Acceleration of Exercisability and Vesting. The Committee, as allowed under applicable law, shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

17.13 Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board, nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of their obligations under the Plan.

17.14 Disqualifying Dispositions. Any Participant who shall make a “disposition” under Section 424 of the Code of all or any portion of Shares acquired upon exercise of an ISO within two (2) years from the grant date of such ISO or within one year after the issuance of the Shares acquired upon exercise of such ISO shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such Shares.

17.15 Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments, and adjustments, and to enter into non-uniform and selective Award Agreements.

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 21, 2016.

Vote by Internet • Go to www.investorvote.com/BLMN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals - The Board recommends a vote FOR all nominees, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

1. To be elected as Class I Directors with terms expiring in 2019:

	For	Withhold		For	Withhold
01- Tara Walpert Levy	☐	☐	02 - Elizabeth Smith	☐	☐

	For	Against	Abstain

2. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered certified public accounting firm for the fiscal year ending December 25, 2016.	☐	☐	☐

3. To approve, on a non-binding advisory basis, the compensation of the named executive officers.	☐	☐	☐

4. To approve the Bloomin’ Brands, Inc. 2016 Omnibus Incentive Compensation Plan.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2016 Annual Meeting Admission Ticket

2016 Annual Meeting of

Bloomin’ Brands, Inc. Stockholders

Friday, April 22, 2016, 8:00 a.m. Local Time

Renaissance Tampa International Plaza Hotel

4200 Jim Walter Blvd., Tampa, Florida 33607

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.edocumentview.com/BLMN

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - Bloomin’ Brands, Inc.

Notice of 2016 Annual Meeting of Stockholders

Renaissance Tampa International Plaza Hotel

4200 Jim Walter Blvd., Tampa, Florida 33607

Proxy Solicited by Board of Directors for Annual Meeting - Friday, April 22, 2016

David J. Deno, Joseph J. Kadow and Kelly Lefferts, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Bloomin’ Brands, Inc. to be held on Friday, April 22, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)